Exhibit 2.1

EXECUTION COPY

ASSET PURCHASE AGREEMENT

by and among

DPM Acquisition, LLC,

Resort Services Group, LLC,

Monarch Owner Services, LLC,

Monarch Grand Vacations Management, LLC, and

Mark Post (solely for purposes of Section 10.21)

dated as of June 12, 2013

i

5.16 Employee Benefit Plans	29
5.17 Affiliate Transactions	30
5.18 Health, Safety and Environment	30
5.19 Employees; Salaries; Personnel Agreements, Plans and Arrangements	31
5.20 Taxes	31
5.21 Bank Accounts	32
5.22 Brokers’ or Finders’ Fees	32
5.23 Corporate Names; Business Locations	32
5.24 Accounts Receivable and Accounts Payable	32
5.25 Unclaimed Property	33
5.26 Disclosure	33

ARTICLE 6 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER	33
6.1 Authorization	33
6.2 No Conflicts	34
6.3 Organization	34

ARTICLE 7 CONDITIONS PRECEDENT TO THE CLOSING; TERMINATION	34
7.1 Conditions Precedent to Obligations of the Purchaser	34
7.2 Conditions Precedent to Obligations of the Selling Parties	35
7.3 Termination	36

ARTICLE 8 CLOSING	37
8.1 Time and Place	37
8.2 Deliveries of the Selling Parties	37
8.3 Deliveries of Purchaser	38

ARTICLE 9 INDEMNIFICATION	39
9.1 Indemnification by the Selling Parties	39
9.2 Indemnification by Purchaser	40
9.3 Indemnification Procedure for Third Party Claims	41
9.4 Indemnification Procedures for Non-Third Party Claims	42
9.5 Certain Limitations on Remedies	43
9.6 Right of Set Off	44
9.7 Materiality Qualifiers	44
9.8 Investigation	44
9.9 Insurance; Tax Benefits	44
9.10 No Implied Representations	45

ARTICLE 10 MISCELLANEOUS	45
10.1 Selling Parties’ Representative	45
10.2 Notices, Consents, etc.	46
10.3 No Third Party Beneficiary	47
10.4 Invalid Provisions	47
10.5 Amendment and Waiver	47
10.6 Further Assurances	47
10.7 Counterparts	47
10.8 Expenses	47
10.9 Governing Law; Venue	48

10.10 Waiver of Jury Trial	48
10.11 Specific Performance	48
10.12 Recovery of Attorney’s Fees	48
10.13 Headings	48
10.14 Assignment; Joinder	48
10.15 Entire Agreement	49
10.16 Interpretative Matters	49
10.17 No Strict Construction	49
10.18 Publicity	49
10.19 Waiver of Bulk Sales Laws	49
10.20 Knowledge	49
10.21 Guaranty	50

GLOSSARY OF DEFINED TERMS

Page
Accounts Receivable	9
Acquired Assets	9
Acquisition Receivable	7
Action	1
Affiliate	2
Affiliated Group	2
Agreement	1
Allocation Schedule	20
Applicable Acquirer	2
Asset Recovery Agreement	2
Assigned Contracts	10
Assumed Liabilities	11
Basket Amount	43
Bill of Sale, Assignment and Assumption	2
Books and Records	2
Business	1
Business Day	2
Cap Amount	43
Closing	37
Closing Adjustment	13
Closing Date	37
Closing Working Capital	2
Closing Working Capital Statement	14
Code	2
Company	1
Company Plan Affiliate	2
Contracts	3
Current Assets	3
Current Liabilities	3
Defense Counsel	41
Defense Notice	41
Diamond	3
Diamond Change in Control	3
Diamond IPO EBITDA	3
Diamond Multiple	3
Direct Claim	42
Direct Indemnification Defense Notice	42
Direct Indemnification Notice	42
Disputed Amounts	15
Employee Benefit Plan	3
Environmental and Safety Requirements	3
ERISA	4

Escrow Agreement	4
Escrow Amount	4
Estimated Closing Working Capital	13
Estimated Closing Working Capital Statement	13
Excluded Assets	10
Excluded Contracts	10
Excluded Liabilities	12
Excluded Permits	11
Excluded Tax Refunds	4
Excluded Taxes	4
Financial Statements	24
GAAP	4
Governmental Authority	4
Hazardous Material	4
Indebtedness	5
Indemnified Party	41
Indemnifying Party	41
Independent Accountants	15
Intellectual Property	5
Interim Balance Sheet	24
Interim Financial Statements	24
IPO	5
IPO Price	5
IPO Share	5
IPO Valuation	5
Latest Balance Sheet Date	24
Law	6
Leased Real Property	26
Letter Agreement	7
Liabilities	6
Liens	6
Losses	39
MGVM	1
MGVOA	2
MOS	1
Net Recovery	45
Order Date	1
Owner	1
Permits	6
Permitted Liabilities	6
Permitted Liens	6
Person	6
Post EBITDA	6
Post Factor	6
Post Multiple	6
Post-Closing Adjustment	14

v

Post-Order Post Accounts Receivable	7
Pre-Closing Diamond Accounts Receivable	7
Pre-Order Post Accounts Receivable	7
Price Per Share	7
Purchase Price	7
Purchaser	1
Purchaser Indemnified Parties	39
Real Property Leases	26
Registration Statement	7
Release	7
Resolution Period	15
Resort	7
Retained Accounts Receivable	9
Review Period	14
RSG	1
Sale of Diamond	7
Sale Valuation	8
Seller Indemnified Parties	40
Selling Parties	1
Selling Party	1
Selling Person	8
Statement of Objections	14
Straddle Periods	20
Subsidiary	8
Target Working Capital	14
Tax	8
Tax Benefit	8
Tax Returns	8
Termination and Mutual Release Agreement	8
Third Party Claim	41
Threshold Amount	44
Timeshare Interest	8
Timeshare Laws	9
Timeshare Owners’ Association	9
Tolling and Direction Agreement	9
Transaction Documents	9
Transfer Tax	9
Undisputed Amounts	15

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), is dated June 12, 2013, by and among DPM Acquisition, LLC, a Delaware limited liability company (“Purchaser”), Resort Services Group, LLC, a Nevada limited liability company (“RSG”), Monarch Owner Services, LLC, a Nevada limited liability company (“MOS”), Monarch Grand Vacations Management, LLC, a Nevada limited liability company (“MGVM”, and together with RSG and MOS, the “Companies” and each a “Company”) and, solely for purposes of Section 10.21 and the obligations thereunder, Mark Post (the “Owner”). The Companies are sometimes collectively referred to herein as the “Selling Parties” and each of them, individually, as a “Selling Party”.

RECITALS

A. The Companies are engaged in the business of supporting and operating a vacation ownership, hospitality, and resort management business (the “Business”).

B. Pursuant to an order of the United States Bankruptcy Court for the Central District of California, Purchaser and its Affiliates acquired certain assets of Pacific Monarch Resorts, Inc., a California corporation, and its Affiliates, including certain Timeshare Interests relating to the Business, on May 21, 2012 (the “Order Date”), and in connection with such acquisition entered into a Co-Sale Cooperation Agreement with the Owner to acquire selected assets of the Companies in connection with the occurrence of a Diamond Change in Control.

C. As a continuation of the transactions initiated on May 21, 2012 and contemplated by the Co-Sale Cooperation Agreement, the Companies desire to sell to Purchaser, and Purchaser desires to purchase from the Companies, the Acquired Assets, upon the terms and subject to the conditions contained in this Agreement.

AGREEMENTS

In consideration of the mutual covenants of the parties as hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto hereby agree as follows:

ARTICLE 1

DEFINITIONS

In addition to the capitalized terms defined elsewhere in this Agreement, the following capitalized terms shall have the meanings specified in this Article 1.

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” means, with respect to any Person, any other Person: (i) which owns, directly or indirectly, more than ten percent (10%) of the voting or economic interests in such Person; (ii) in which such Person owns, directly or indirectly, more than ten percent (10%) of the voting or economic interests; or (iii) in which more than ten percent (10%) of the voting or economic interests are owned, directly or indirectly, by a Person who has a relationship with such Person described in clause (i) or (ii) above. In addition, any Person who is a stockholder, member, manager, director or executive officer of any Company or any Subsidiary thereof shall be deemed an “Affiliate” thereof.

“Affiliated Group” means an affiliated group as defined in Section 1504 of the Code (or analogous combined, consolidated or unitary group defined under state, local or foreign income Tax law).

“Applicable Acquirer” means either Purchaser in the event of an IPO or the Selling Person in the event of a Sale of Diamond.

“Asset Recovery Agreement” means that certain MGV Assets Recovery Agreement, dated January 1, 2005, by and between the Monarch Grand Vacations Owners Association, a California nonprofit mutual benefit corporation (“MGVOA”), and RSGI, as amended by that certain First Amendment to the Agreement, dated August 19, 2010, by and between RSGI and the Association, as assigned by RSGI to RSG, effective as of March 1, 2011. In a Certificate of Directors dated March 6, 2013, the board of directors of MGVOA confirmed the status of the Asset Recovery Agreement and MGVOA’s policies with respect to such agreement, which policies shall be modified in accordance with the Letter Agreement and the Tolling and Direction Agreement.

“Bill of Sale, Assignment and Assumption” means that certain Bill of Sale, Assignment and Assumption, dated as of the Closing Date, by and among Purchaser and the Selling Parties, substantially in the form of Exhibit 1 attached hereto.

“Books and Records” means all books and records of the Companies and any Subsidiary thereof, including, but not limited to, all records, files, papers, sales and purchase correspondence, books of account and financial and employment records, whether in tangible or digital form.

“Business Day” means a day other than Saturday, Sunday or a public holiday on which banks are closed under the laws of the State of Nevada.

“Closing Working Capital” means (a) Current Assets, less (b) Current Liabilities, determined as of the open of business on the Closing Date.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Plan Affiliate” means each Company, any Subsidiary thereof and predecessor of any of them and any other Person who constitutes or has constituted all or part of a controlled group or has been or is under common control with, or whose employees were or are treated as employed by, any Company, any Subsidiary thereof and/or any predecessor or any of them, under Section 414 of the Code or Section 4001 of ERISA.

“Contracts” means any agreements, contracts, commitments, purchase orders, licenses and leases, whether written or oral, to which any Company or any Subsidiary is a party or by which any Company or any Subsidiary is bound.

“Current Assets” means the current assets of the Business included in the line items set forth on Schedule 2.6(a)(i) and only to the extent acquired pursuant to the terms of this Agreement.

“Current Liabilities” means the current liabilities of the Business included in the line items set forth on Schedule 2.6(a)(i) and only to the extent assumed pursuant to the terms of this Agreement.

“Diamond” means Diamond Resorts Corporation, a Maryland corporation, and its successors and assigns.

“Diamond Change in Control” means either a Sale of Diamond or an IPO.

“Diamond IPO EBITDA” means consolidated Adjusted EBITDA (as described in the Registration Statement) for the most recent 12-month period which, for purposes of this Agreement, is initially equal to the Adjusted EBITDA for fiscal year 2012 less the Adjusted EBITDA for the first quarter of fiscal year 2012 plus the Adjusted EBITDA for the first quarter of fiscal year 2013; provided, that if any later period is required to be presented in the Registration Statement, the foregoing shall be adjusted to match such later period.

“Diamond Multiple” means either (i) the implied enterprise value multiple used to determine Sale Valuation in a Sale of Diamond or (ii) the quotient of the IPO Valuation divided by the Diamond IPO EBITDA.

“Employee Benefit Plan” means any of the following (whether written, unwritten or terminated): (A) any employee welfare benefit plan, as defined in Section 3(1) of ERISA, including, but not limited to, any medical plan, life insurance plan, short-term or long-term disability plan, dental plan, or sick leave plan; (B) any “employee pension benefit plan,” as defined in Section 3(2) of ERISA, including, but not limited to, any excess benefit, top hat or deferred compensation plan or any nonqualified deferred compensation or retirement plan or arrangement or any qualified defined contribution or defined benefit plan; or (C) any other plan, policy, program, arrangement or agreement which provides employee benefits or benefits to any current or former employee, dependent, beneficiary, director, independent contractor or like person, including, but not limited to, any severance agreement or plan, personnel policy, vacation time, holiday pay, tuition reimbursement program, service award, moving expense reimbursement programs, tool allowance, safety equipment allowance, material fringe benefit plan or program, bonus or incentive plan, equity appreciation, stock option, restricted stock, stock bonus or deferred bonus or compensation plan, salary reduction, change-of-control or employment agreement or consulting agreement.

“Environmental and Safety Requirements” means any Law that is related to (i) pollution, contamination, cleanup, preservation, protection, reclamation or remediation of the environment, (ii) health or safety, (iii) the Release or threatened Release of any Hazardous Material, including investigation, study, assessment, testing, monitoring, containment, removal, remediation, response, cleanup, abatement, prevention, control or regulation of such Release or threatened Release, or (iv) the management of any Hazardous Material, including the manufacture, generation, formulation, processing, labeling, use, treatment, handling, storage, disposal, transportation, distribution, re-use, recycling or reclamation of any Hazardous Material; and includes the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6091 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Clean Water Act (33 U.S.C. § 7401 et seq.), the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), the Toxic Substance Control Act (15 U.S.C. § 2601 et seq.) and the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agreement” means that certain Escrow Agreement, dated as of the Closing Date, by and among Purchaser, the Selling Parties and the Escrow Agent as defined therein, substantially in the form of Exhibit 2 attached hereto.

“Escrow Amount” means cash in an amount equal to 3% of the Purchase Price.

“Excluded Taxes” means (i) any Tax of or relating to any of the Selling Parties or their Affiliates, including without limitation any such Taxes for which Purchaser becomes liable under any common law doctrine of de facto merger or transferee or successor liability, (ii) any Taxes relating to Excluded Assets, (iii) any Taxes relating or attributable to the Acquired Assets or the Business for any period up to and including the Closing Date, and (iv) any Transfer Tax borne by the Selling Parties in accordance with Section 3.9(d).

“Excluded Tax Refunds” means all credits or refunds of Taxes of any Company or Subsidiary relating to any Excluded Taxes.

“GAAP” means U.S. generally accepted accounting principles consistently applied in accordance with past practice.

“Governmental Authority” means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any foreign country, or any domestic or foreign state, province, county, city or other political subdivision.

“Hazardous Material” means (i) hazardous substances, as defined by the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §9601 et seq.; (ii) hazardous wastes, as defined by the Resource Conservation and Recovery Act, 42 U.S.C. §6901 et seq.; (iii) petroleum, including without limitation, crude oil or any fraction thereof which is liquid at standard conditions of temperature and pressure (60 degrees Fahrenheit and 14.7 pounds per square inch absolute); (iv) radioactive material, including, without limitation, any source, special nuclear, or by-product material as defined in 42 U.S.C. §2011 et seq.; (v) asbestos that is friable or reasonably likely to become friable; (vi) polychlorinated biphenyls; (vii) microbial matter, biological toxins, mycotoxins, mold or mold spores; and (viii) any other material, substance or waste to which liability or standards of conduct may be imposed under any applicable Environmental and Safety Requirements.

“Indebtedness” means with respect to any Person (i) all obligations of such Person for borrowed money, whether current or funded, secured or unsecured, (ii) all obligations of such Person for the deferred purchase price of any property or services (other than trade accounts payable arising in the ordinary course of the business of such Person), (iii) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of a default may be limited to repossession or sale of such property), (iv) all obligations of such Person secured by a purchase money mortgage or other lien to secure all or part of the purchase price of property subject to such mortgage or lien, (v) all obligations under leases which shall have been or should be, in accordance with GAAP, recorded as capital leases in respect of which such Person is liable as lessee, (vi) any obligation of such Person in respect of bankers’ acceptances or letters of credit, (vii) any obligations secured by liens on property acquired by such Person, whether or not such obligations were assumed by such Person at the time of acquisition of such property, (viii) all obligations of a type referred to in clause (i), (ii), (iii), (iv), (v), (vi), or (vii) above which is directly or indirectly guaranteed by such Person or which it has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a credit against loss, and (ix) any refinancings of any of the foregoing obligations.

“Intellectual Property” means all intellectual property and other proprietary rights and information of each Company or any Subsidiary thereof, including but not limited to all patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice); all trademarks, service marks, trade dress, trade names and corporate names, all registered and unregistered statutory and common law copyrights; all registrations, applications and renewals for any of the foregoing; all trade secrets, confidential information, ideas, formulae, compositions, know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, improvements, proposals, technical and computer data, documentation and software, financial, business and marketing plans; cost and pricing information, all supplier lists and related information; all domain names and web sites; sales data and plans; all customer accounts, lists, files, programs, plans, data and related information.

“IPO” means the first sale by the Purchaser after the date hereof of equity securities pursuant to a firm commitment underwritten offering (or series of related offerings) of equity securities to the public pursuant to the Registration Statement, which offering (a) results in an implied market value for Diamond of not less than $750,000,000, and (b) results in net proceeds received by Diamond or its Affiliates of not less than $150,000,000.

“IPO Price” means the gross price paid for an IPO Share in the sale contemplated by the Registration Statement, not including any underwriting commissions or discounts.

“IPO Share” means a share of Purchaser’s share of common stock.

“IPO Valuation” means the enterprise value of Diamond as of the Closing Date, determined in accordance with Annex A.

“Law” means the common law of any state, or any provision of any foreign, federal, state or local law, statute, rule, regulation, order, permit, judgment, injunction, decree or other decision of any court or other tribunal or Governmental Authority legally binding on the relevant party or its properties.

“Liabilities” means Indebtedness, liabilities or obligations of any nature (whether accrued, absolute, contingent, direct, indirect, known, unknown, perfected, inchoate, unliquidated or otherwise, whether due or to become due).

“Liens” means any claims, liens, charges, rights, restrictions, options, preemptive rights, mortgages, deeds of trust, hypothecations, assessments, pledges, encumbrances, claims of equitable interest or security interests of any kind or nature whatsoever.

“Permits” means all permits, licenses, certifications, approvals and authorizations by or of, or registrations with, any Governmental Authority, including but not limited to, vehicle and business licenses.

“Permitted Liabilities” means (i) all liabilities existing as of the Closing for trade payables and accrued expenses incurred by any Company or any of its Subsidiaries in the ordinary course of business consistent with past practice, and (ii) all obligations to be performed after the Closing under any Contract, in each case only to the extent that the existence of such liabilities or obligations is not contrary to, or result in a breach or inaccuracy of, any covenant, representation or warranty of the Selling Parties under this Agreement.

“Permitted Liens” means any (a) inchoate mechanics’, carriers’, workers’ and other similar Liens arising in the ordinary course of business that are not delinquent and that in the aggregate are not material in amount and do not interfere with the present use of the assets to which they apply; and (b) inchoate Liens for current Taxes and assessments not yet due and payable, or being contested in good faith.

“Person” means any individual, sole proprietorship, general partnership, limited partnership, limited liability company, joint venture, trust, unincorporated association, corporation, entity or government (whether federal, state, county, city or otherwise, including, without limitation, any instrumentality, division, agency or department thereof).

“Post EBITDA” means (x) $3,710,000 or (y) if Diamond IPO EBITDA relates to any period ending after March 31, 2013, the earnings before interest, taxes, depreciation and amortization of the Companies on a combined basis for the 12-month period ended the same month as the last month used in determining Diamond IPO EBITDA, as adjusted pursuant to Annex B hereto.

“Post Factor” means an amount determined pursuant to Annex C hereto.

“Post Multiple” means the greater of (a) five (5), and (b) the sum of (x) the Diamond Multiple plus (y) the Post Factor.

“Post-Order Post Accounts Receivable” means any Accounts Receivable payable by MGVOA to the Sellers that (x) are outstanding as of the Closing Date and (y) were generated after the Order Date.

“Pre-Closing Diamond Accounts Receivable” means any Accounts Receivable payable to the Purchaser and its Affiliates that are outstanding as of the Closing Date, including, without limitation, the Accounts Receivable listed on Schedule 1.1(a) hereto, but excluding that certain Account Receivable acquired on the Order Date in the amount of $1,837,664 (the “Acquisition Receivable”), which Acquisition Receivable shall be paid down as set forth in that certain letter agreement, dated May 20, 2013, by and between Diamond and Owner (the “Letter Agreement”), a copy of which is attached as Annex D hereto.

“Pre-Order Post Accounts Receivable” means any Accounts Receivable payable by MGVOA to the Sellers that (x) are outstanding as of the Closing Date and (y) were generated on or prior to the Order Date.

“Price Per Share” means either (i) the implied per share price for each Share in the case of a Sale of Diamond or (ii) the IPO Price.

“Purchase Price” equals the product of the Post EBITDA and the Post Multiple, as adjusted pursuant to Section 2.6 below; provided, that in no event shall such product with respect to MOS be less than $5 million for purposes of calculating Purchase Price.

“Registration Statement” means the registration statement under the Securities Act of 1933, as amended, filed by the Purchaser on             , 2013.

“Release” shall mean any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping into the indoor or outdoor environment.

“Resort” means, individually and collectively, as applicable, each or all of the Timeshare Interest ownership and time-share projects maintained and/or serviced by any of the Selling Parties, including: Cabo Azul Resort—Desarrollo Cabo Azul, S. de R.L. de C.V., Paseo Malecon, S/N, Lote 11 Fonatur, San Jose del Cabo, BCS, Mexico, C.P. 23400; Cancun Resort—8335 South Las Vegas Blvd., Las Vegas, Nevada 89123; Cedar Breaks Lodge and Spa—223 Hunter Ridge Road, Brian Head, Utah 84719; Palm Canyon Resort and Spa—2800 South Palm Canyon Drive, Palm Springs, California 92264; Riviera Beach and Spa—34630 Pacific Coast Hwy, Capistrano Beach, California 92624; Riviera Oaks Resort and Racquet Club—25382 Pappas Rd Ramona, California 92065; Riviera Shores Resort—34630 Pacific Coast Hwy, Capistrano Beach, California 92624; Desert Isle of Palm Springs—2555 East Palm Canyon Drive, Palm Springs, CA 92264; Tahoe Seasons Resort—3901 Saddle Road, P.O. Box 16300, South Lake Tahoe, California 96151.

“Sale of Diamond” means any transaction or series of transactions (whether by merger, consolidation, reorganization, combination, sale or transfer of the equity securities of Diamond or the Purchaser, securityholder or voting agreement, proxy, power of attorney or otherwise) pursuant to which any Person or group of related Persons in the aggregate, directly or indirectly, acquire(s) (i) equity securities of Diamond or the Purchaser from Diamond, the direct and indirect stockholders of Diamond or their respective Affiliates collectively that exceed one-third of the voting equity securities of Diamond or the Purchaser that are owned by the direct and indirect stockholders of Diamond or their respective Affiliates collectively on the date hereof or (ii) greater than 50% of Diamond’s and its Subsidiaries’ assets determined on a consolidated basis.

“Sale Valuation” means the total enterprise value to be paid in a Sale of Diamond.

“Selling Person” means the Person that is selling assets, or the equity securities of which are being sold, in a Sale of Diamond.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association or other entity of which securities or other ownership interests representing more than fifty percent (50%) of the ordinary voting power are, at the time as of which any determination is being made, owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Tax” means any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing; the foregoing shall include any transferee or secondary liability for a Tax and any liability assumed by agreement or arising as a result of being (or ceasing to be) a member of any Affiliated Group (or being included or required to be included) in any Tax Return relating thereto.

“Tax Benefit” means, with respect to any Loss subject to indemnity under Article 9, an amount by which the actual cash Tax liability of a party (or a group of corporations filing a Tax Return that includes the party), with respect to a taxable period, is reduced as a result of such Loss or the amount or the portion of any cash Tax refund actually received with respect to such taxable period that is generated as a result of such Loss.

“Tax Returns” means returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes of any party or the administration of any Laws or administrative requirements relating to any Taxes.

“Termination and Mutual Release Agreement” means that certain Termination and Mutual Release Agreement, dated as of the Closing date, by and among Purchaser, Owner and certain Affiliates of Owner, substantially in the form of Exhibit 3 attached hereto.

“Timeshare Interest” means any timeshare property or a right-to-use interest at any of the Resorts, and any Timeshare Interest that is subject to a timeshare loan.

“Timeshare Laws” means the provisions of any applicable laws, statutes or regulations and all amendments, modifications or replacements thereof and successors thereto, and all regulations and guidelines promulgated thereunder or with respect thereto, now or hereafter enacted, applicable to the establishment and operation of the Resorts and the sales and financing of Timeshare Interests.

“Timeshare Owners’ Association” means, with respect to each Resort, the applicable not-for-profit corporations set forth on Schedule 1.1(b).

“Tolling and Direction Agreement” means an agreement between the Purchaser and RSG, in form and substance acceptable to the Purchaser and the Sellers in their reasonable good faith discretion, which shall provide for the payment of, and direction of payments relating to, Pre-Order Post Accounts Receivable, Post-Order Post Accounts Receivable and Pre-Closing Diamond Accounts Receivable in accordance with the terms and conditions of the Letter Agreement.

“Transaction Documents” means each of the agreements, documents, certificates and instruments being delivered pursuant to this Agreement.

“Transfer Tax” means any stamp or other sales, transfer, use, documentary, value added, excise or similar transaction Tax imposed under the Laws of the United States or any state, country or municipality or other subdivision thereof, arising as a result of the consummation of any of the transactions contemplated hereby.

ARTICLE 2

TRANSACTION

2.1 Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, at the Closing, the Companies shall sell, assign, transfer, convey and deliver to Purchaser, and Purchaser shall purchase, acquire and accept from the Companies, free and clear of any Liens other than Permitted Liens, all right, title and interest in, to and under all of the assets, properties and rights of every kind and nature of the Companies, whether real, personal or mixed, tangible or intangible (including goodwill), wherever located and whether now existing or hereafter acquired (other than the Excluded Assets), which relate to, or are used or held for use in connection with, the Business (collectively, the “Acquired Assets”), including, without limitation, the following:

(a) cash and cash equivalents;

(b) all accounts or notes receivable held by the Selling Parties, and any security, claim, remedy or other right related to any of the foregoing (“Accounts Receivable”), other than those Accounts Receivable identified on Schedule 2.1(b) (the “Retained Accounts Receivables”);

(c) all Contracts, including all licenses for Intellectual Property, relating to the Business to which any Company or any of their Subsidiaries is a party, other than the Excluded Contracts (the “Assigned Contracts”), including, without limitation, those Contracts listed on Schedule 2.1(c);

(d) all Intellectual Property;

(e) all Permits, including environmental Permits, which are held by the Companies and required for the ownership and use of the Acquired Assets, including, without limitation, those Permits listed on Schedule 2.1(e);

(f) all rights to any Actions of any nature available to or being pursued by any of the Selling Parties to the extent related to the Business, the Acquired Assets or the Assumed Liabilities, whether arising by way of counterclaim or otherwise;

(g) all prepaid expenses, credits, advance payments, claims, security, refunds, rights of recovery, rights of set-off, rights of recoupment, deposits, charges, sums and fees to the extent related to the Acquired Assets or the Assumed Liabilities;

(h) all of the Companies’ rights under warranties, indemnities and all similar rights against third parties to the extent related to the Acquired Assets or the Assumed Liabilities;

(i) all insurance benefits, including rights and proceeds, arising from or relating to the Acquired Assets or the Assumed Liabilities;

(j) originals, or where not available, copies, of all Books and Records related to the Acquired Assets or the Assumed Liabilities; provided, however, that the Companies shall be entitled to retain copies of all such Books and Records;

(k) all telephone numbers, fax numbers, directory listings, social media accounts, and advertising related to the Business; and

(l) all goodwill and the going concern value of the Business.

To the extent any personal property, inventory, supplies, contracts or other rights owned by any of the Selling Parties or any of their Affiliates are used in, arise out of or are necessary to the continued conduct of the Business (other than the Excluded Assets), they are included within the defined term “Acquired Assets” if they would have been so included had they been owned by the Selling Parties, and the Selling Parties shall cause each such Affiliate to convey such assets and property to Purchaser, or to the Companies for conveyance to Purchaser, on or prior to the Closing Date, in accordance with the terms hereof.

2.2 Excluded Assets. Notwithstanding the foregoing, the Acquired Assets shall not include the following assets which shall be retained by the Companies following the Closing and are expressly excluded from the purchase and sale contemplated by this Agreement (collectively, the “Excluded Assets”):

(a) Contracts that are listed on Schedule 2.2(a) (the “Excluded Contracts”);

(b) Permits that are not Acquired Assets (the “Excluded Permits”)

(c) the corporate seals, organizational documents, minute books, stock books, Tax Returns, books of account or other records having to do with the corporate organization of the Companies;

(d) all Employee Benefit Plans and assets attributable thereto;

(e) the Retained Accounts Receivable;

(f) all furniture, fixtures, equipment, machinery, tools, vehicles, office equipment, supplies, computers, telephones and other tangible personal property including, without limitation, the assets, properties and rights set forth on Schedule 2.2(f);

(g) all personal electronic mail addresses (which Purchaser may not duplicate);

(h) all rights to Excluded Tax Refunds;

(i) the Leased Real Property relating to any Real Property Lease; and

(j) the rights which accrue or will accrue to the Companies or Owner under the Transaction Documents.

2.3 Limited Assumption of Liabilities. Subject to the terms and conditions set forth herein, Purchaser shall assume and agree to pay, perform and discharge only the following Liabilities of the Companies (collectively, the “Assumed Liabilities”), and no other Liabilities:

(a) all trade accounts payable of the Companies to third parties in connection with the Acquired Assets that remain unpaid and are not delinquent as of the Closing Date and that either are reflected on the Interim Balance Sheet or arose in the ordinary course of business consistent with past practice since the date of the Interim Balance Sheet;

(b) all Liabilities in respect of the Assigned Contracts but only to the extent that such Liabilities thereunder are required to be performed after the Closing Date, were incurred in the ordinary course of business and do not relate to any failure to perform, improper performance, warranty or other breach, default or violation by the Selling Parties on or prior to the Closing;

(c) any Liabilities in respect of any pending or threatened Action arising out of, relating to or otherwise in respect of the Acquired Assets to the extent such Action relates to such operation after the Closing Date; and

(d) those Liabilities of the Selling Parties set forth on Schedule 2.3(c).

2.4 Excluded Liabilities. Notwithstanding the provisions of Section 2.3 or any other provision in this Agreement to the contrary, Purchaser shall not assume and shall not be responsible to pay, perform or discharge any Liabilities of the Selling Parties or any of their Affiliates of any kind or nature whatsoever other than the Assumed Liabilities (the “Excluded Liabilities”). Each Selling Party shall, and shall cause their Affiliates to, pay and satisfy in due course all Excluded Liabilities which they are obligated to pay and satisfy. Without limiting the generality of the foregoing, the Excluded Liabilities shall include, but not be limited to, the following:

(a) any Liabilities of any of the Selling Parties arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, including, without limitation, fees and expenses of counsel, accountants, consultants, advisers and others;

(b) any Liabilities for Excluded Taxes;

(c) any Liabilities relating to or arising out of the Excluded Assets;

(d) any Liabilities owing to Diamond or any of its Affiliates;

(e) any Liabilities in respect of any pending or threatened Action arising out of, relating to or otherwise in respect of the operation of the Business or the Acquired Assets to the extent such Action relates to such operation on or prior to the Closing Date;

(f) any Liabilities of the Companies arising under or in connection with any Employee Benefit Plan providing benefits to any present or former employee of the Companies;

(g) any Liabilities of the Companies for any present or former employees, officers, directors, retirees, independent contractors or consultants of the Companies, including, without limitation, any Liabilities associated with any claims for wages or other benefits, bonuses, accrued vacation, workers’ compensation, severance, retention, termination or other payments;

(h) any Actions, or Liabilities under Environmental and Safety Requirements, to the extent arising out of or relating to facts, circumstances or conditions existing on or prior to the Closing or otherwise to the extent arising out of any actions or omissions of any of the Companies;

(i) any trade accounts payable of the Companies (i) to the extent not accounted for on the Interim Balance Sheet; (ii) which constitute intercompany payables owing to Affiliates of any Selling Party; or (iii) which did not arise in the ordinary course of business;

(j) any Liabilities of the Business relating or arising from unfulfilled commitments, quotations, purchase orders, customer orders or work orders that (i) do not constitute part of the Acquired Assets issued by the Business’ customers to the Companies on or before the Closing; (ii) did not arise in the ordinary course of business; or (iii) are not validly and effectively assigned to Purchaser pursuant to this Agreement;

(k) any Liabilities to indemnify, reimburse or advance amounts to any present or former officer, director, employee or agent of any of the Companies (including with respect to any breach of fiduciary obligations by same);

(l) any Liabilities under the Excluded Contracts or any other Contracts, including licenses to Intellectual Property, (i) which are not validly and effectively assigned to Purchaser pursuant to this Agreement; (ii) which do not conform to the representations and warranties with respect thereto contained in this Agreement; or (iii) to the extent such Liabilities arise out of or relate to a material breach by any of the Companies of such Contracts prior to Closing;

(m) any Liabilities associated with debt, loans or credit facilities of the Selling Parties and/or the Business owing to financial institutions; and

(n) any Liabilities arising out of, in respect of or in connection with the failure by the Selling Parties or any of their Affiliates to comply with any Law or Governmental Order arising out of operations prior to the Closing Date.

2.5 Purchase Price. The Purchase Price for the Acquired Assets, subject to adjustment pursuant to Section 2.6 hereof, shall be paid as follows:

(a) The Purchase Price, less the Escrow Amount, shall be paid by wire transfer of immediately available funds to an account(s) designated in writing by the Selling Parties to Purchaser no later than five (5) Business Days prior to the Closing Date; and

(b) The Escrow Amount shall be deposited by wire transfer of immediately available funds into an account designated by the Escrow Agent and shall be held and distributed in accordance with the terms of the Escrow Agreement1 to satisfy (i) any adjustments to the Purchase Price in favor of Purchaser pursuant to Section 2.6(a); and (ii) any and all claims made by Purchaser or any other Purchaser Indemnified Party against any of the Selling Parties pursuant to Article 9.

2.6 Purchase Price Adjustment.

(a) Closing Adjustment.

(i) Not less than 3 Business Days prior to the Closing Date, the Companies shall prepare and deliver to Purchaser a statement setting forth an estimate of Closing Working Capital (the “Estimated Closing Working Capital”), which statement shall be substantially in the form set forth on Schedule 2.6(a)(i) (the “Estimated Closing Working Capital Statement”).

[1]	Note: Escrow Agreement shall have a 3 year escrow period, with 1/3 of Escrow Amount being released on each year anniversary of the Closing Date, subject to pending indemnification claims.

(ii) The “Closing Adjustment” shall be an amount equal to the Estimated Closing Working Capital minus the amount of Net Working Capital at March 31, 2013, subject to agreed-upon adjustments (the “Target Working Capital”). If the Closing Adjustment is a positive number, the Purchase Price shall be increased by an amount equal to the Closing Adjustment. If the Closing Adjustment is a negative number, the Purchase Price shall be reduced by an amount equal to the absolute value of the Closing Adjustment.

(b) Post-Closing Adjustment.

(i) Within 60 days after the Closing Date, Purchaser shall prepare and deliver to the Selling Parties (A) a statement setting forth its calculation of Closing Working Capital, which statement shall be substantially in the form set forth on Schedule 2.6(b)(i) (the “Closing Working Capital Statement”), and (B) a certificate of the Chief Financial Officer of Purchaser certifying that the Closing Working Capital Statement was prepared in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Companies’ Financial Statements for the most recent fiscal year end, subject to the modifications and limitations set forth on Schedule 2.6(b)(i).

(ii) The “Post-Closing Adjustment” shall be an amount equal to the Closing Working Capital minus the Estimated Closing Working Capital. If the Post-Closing Adjustment is a positive number, Purchaser shall pay to the Companies an amount equal to the Post-Closing Adjustment. If the Post-Closing Adjustment is a negative number, the Companies shall pay to Purchaser an amount equal to the absolute value of the Post-Closing Adjustment.

(c) Examination and Review.

(i) Examination. After receipt of the Closing Working Capital Statement, the Selling Parties shall have 30 days (the “Review Period”) to review the Closing Working Capital Statement. During the Review Period, the Selling Parties and the Selling Parties’ accountants shall have full access to the relevant books and records of Purchaser, the personnel of, and work papers prepared by, Purchaser and/or Purchaser’s accountants to the extent that they relate to the Closing Working Capital Statement and to such historical financial information (to the extent in Purchaser’s possession) relating to the Closing Working Capital Statement as the Selling Parties may reasonably request for the purpose of reviewing the Closing Working Capital Statement and to prepare a Statement of Objections (defined below); provided, that such access shall be in a manner that does not interfere with the normal business operations of Purchaser.

(ii) Objection. On or prior to the last day of the Review Period, the Selling Parties may object to the Closing Working Capital Statement by delivering to Purchaser a written statement setting forth the Selling Parties’ objections in reasonable detail, indicating each disputed item or amount and the basis for the Selling Parties’ disagreement therewith (the “Statement of

Objections”). If the Selling Parties fail to deliver the Statement of Objections before the expiration of the Review Period, the Closing Working Capital Statement and the Post-Closing Adjustment, as the case may be, reflected in the Closing Working Capital Statement shall be deemed to have been accepted by the Selling Parties. If the Selling Parties deliver the Statement of Objections before the expiration of the Review Period, Purchaser and the Selling Parties shall negotiate in good faith to resolve such objections within 15 days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Post-Closing Adjustment and the Closing Working Capital Statement with such changes as may have been previously agreed in writing by Purchaser and the Selling Parties, shall be final and binding.

(iii) Resolution of Disputes. If the Selling Parties and Purchaser fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts” and any amounts not so disputed, the “Undisputed Amounts”) shall be submitted for resolution to the Los Angeles, California office of RSM McGladrey or, if RSM McGladrey is unable to serve, Purchaser and the Selling Parties shall appoint by mutual agreement the office of an impartial nationally recognized firm of independent certified public accountants other than the Selling Parties’ accountants or Purchaser’s accountants (the “Independent Accountants”) who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Post-Closing Adjustment, as the case may be, and the Closing Working Capital Statement. The parties hereto agree that all adjustments shall be made without regard to materiality. The Independent Accountants shall only decide the specific items under dispute by the parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Working Capital Statement and the Statement of Objections, respectively.

(iv) Fees of the Independent Accountants. The Selling Parties shall pay a portion of the fees and expenses of the Independent Accountants equal to 100% multiplied by a fraction, the numerator of which is the amount of Disputed Amounts submitted to the Independent Accountants that are resolved in favor of Purchaser (that being the difference between the Independent Accountants’ determination and the Selling Parties’ determination) and the denominator of which is the total amount of Disputed Amounts submitted to the Independent Accountants (that being the sum total by which Purchaser’s determination and the Selling Parties’ determination differ from the determination of the Independent Accountants). Purchaser shall pay that portion of the fees and expenses of the Independent Accountants that the Selling Parties are not required to pay hereunder. Notwithstanding the foregoing, if either Purchaser’s or the Selling Parties’ determination of the Disputed Amounts differs from the Independent Account’s determination of the Disputed Amounts by more than 10%, the Party with the greatest percentage difference shall pay all of the fees and expenses of the Independent Accountants.

(v) Determination by Independent Accountants. The Independent Accountants shall make a determination as soon as practicable within 30 days (or such other time as the parties hereto shall agree in writing) after their engagement, and their resolution of the Disputed Amounts and their adjustments to the Closing Working Capital Statement and/or the Post-Closing Adjustment shall be conclusive and binding upon the parties hereto.

(vi) Payments of Post-Closing Adjustment. Except as otherwise provided herein, any payment of the Post-Closing Adjustment, together with interest calculated as set forth below, shall (A) be due (x) within five (5) Business Days of acceptance of the applicable Closing Working Capital Statement or (y) if there are Disputed Amounts, then within five (5) Business Days of the resolution described in clause (v) above; and (B) be paid by wire transfer of immediately available funds to such account as is directed by Purchaser or Owner, as the case may be. Any payment of the Post-Closing Adjustment owed by Owner to Purchaser shall be paid by the Escrow Agent from the Escrow Amount pursuant to the terms of the Escrow Agreement. The amount of any Post-Closing Adjustment shall bear interest from and including the Closing Date to and including the date of payment at a rate per annum equal to the prime rate as published by the Wall Street Journal on the Closing Date. Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed.

(d) Adjustments for Tax Purposes. Any payments made pursuant to this Section 2.6 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

2.7 Withholding Tax. Purchaser shall be entitled to deduct and withhold from the Purchase Price all Taxes that Purchaser may be required to deduct and withhold under any provision of the Code. All such withheld amounts, to the extent properly paid over to the appropriate Tax authority, shall be treated as delivered to the Selling Party in respect of which such withholding applied.

2.8 Third Party Consents. To the extent that any Selling Parties’ rights under any Contract or Permit constituting a Acquired Asset, or any other Acquired Asset, may not be assigned to Purchaser without the consent of another Person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and the Selling Parties, at their expense, shall use their reasonable best efforts to obtain any such required consent(s) as promptly as possible. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair Purchaser’s rights under the Acquired Asset in question so that Purchaser would not in effect acquire the benefit of all such rights, the Selling Parties, to the maximum extent permitted by law and the Acquired Asset, shall act after the Closing as Purchaser’s agent in order to obtain for it the benefits thereunder and shall cooperate, to the maximum extent permitted by Law and the Acquired Asset, with Purchaser in any other reasonable arrangement designed to provide such benefits to Purchaser. Notwithstanding any provision in this Section 2.8 to the contrary, Purchaser shall not be deemed to have waived its rights under Section 7.1 hereof unless and until Purchaser either provides written waivers thereof or elects to proceed to consummate the transactions contemplated by this Agreement at Closing.

ARTICLE 3

OTHER AGREEMENTS AND COVENANTS OF THE SELLING PARTIES

Each of the Selling Parties covenants and agrees with Purchaser that, at all times from and after the date hereof until the Closing and, with respect to any covenant or agreement by its terms to be performed in whole or in part after the Closing, for the period specified herein or, if no period is specified herein, indefinitely, the Selling Parties will comply with all covenants and provisions of this Article 3, except to the extent Purchaser may otherwise consent in writing.

3.1 Conduct of Business. Each Company will, and will cause its Subsidiaries to conduct business only in the ordinary course consistent with past practice. Without limiting the generality of the foregoing, the Companies will, and will cause their Subsidiaries to:

(a) use commercially reasonable efforts to (i) preserve intact the present business organization and reputation of the Companies and their Subsidiaries, (ii) keep available (subject to dismissals and retirements in the ordinary course of business consistent with past practice) the services of the present officers, employees and consultants of the Companies and their Subsidiaries, (iii) maintain the assets and properties of the Companies and their Subsidiaries in good working order and condition, (iv) maintain the goodwill of customers, suppliers, lenders and other Persons to whom the Companies or any Subsidiary thereof sells goods or provides services or with whom the Companies or any Subsidiary thereof otherwise has significant business relationships and (v) continue all current sales, marketing and promotional activities relating to the business and operations the Companies and their Subsidiaries;

(b) except to the extent required by applicable Law, (i) cause the Books and Records to be maintained in the usual, regular and ordinary manner, consistent with past practice, and (ii) not permit any material change in (A) any pricing, investment, accounting, financial reporting, inventory, credit, allowance or Tax practice or policy of any Company or any Subsidiary thereof, (B) any method of calculating any bad debt, contingency or other reserve of any Company or any Subsidiary thereof for accounting, financial reporting or Tax purposes or (C) the fiscal year of any Company or any Subsidiary thereof;

(c) (i) use their commercially reasonable efforts to maintain in full force and effect until the Closing substantially the same levels of coverage as the insurance afforded under the Contracts listed in Schedule 5.14, and (ii) cause any and all benefits under such Contracts paid or payable (whether before or after the date of this Agreement) with respect to the business, operations, employees or assets and properties of each Company and its Subsidiaries to be paid to such Company and the Subsidiaries thereof; and

(d) comply, in all material respects, with all Laws applicable to the business and operations of each Company and their respective Subsidiaries, and promptly following receipt thereof to give Purchaser copies of any notice received from any Governmental Authority or other Person alleging any violation of any such Law.

3.2 Certain Restrictions. Each Company will and will cause its Subsidiaries to refrain from:

(a) acquiring or disposing of, or incurring any Lien (other than a Permitted Lien) on any assets and properties, other than in the ordinary course of business consistent with past practice;

(b) (i) entering into, amending, modifying, terminating (partially or completely), granting any waiver under or giving any consent with respect to any Permit or Contract of any Company or any Subsidiary thereof, or (ii) granting any irrevocable powers of attorney;

(c) violating, breaching or defaulting under in any material respect, or taking or failing to take any action that (with or without notice or lapse of time or both) would constitute a material violation or breach of, or default under, any term or provision of any Permit or Contract of any Company any Subsidiary thereof;

(d) engaging with any Person in any merger, consolidation or similar transaction, sale, disposition or other transfer of twenty percent (20%) or more, in the aggregate, of the assets of any Company or its Subsidiaries, or engage in any transaction which is similar in form, substance, purpose or effect to any of the foregoing; or

(e) entering into any Contract to do or engage in any of the foregoing.

3.3 Financial Statements and Reports. As promptly as practicable and in any event no later than twenty (20) days after the end of each calendar month ending after the date hereof and before the Closing Date (other than the final month of a Company’s fiscal year) or ninety (90) days after the end of each fiscal year ending after the date hereof and before the Closing Date, as the case may be, the Selling Parties will deliver to Purchaser true and complete copies of (in the case of any such fiscal year) the audited and (in the case of any such calendar month) the unaudited consolidated balance sheet, and the related audited or unaudited consolidated statements of operations, stockholders equity and cash flows, of each Company and its consolidated subsidiaries, in each case as of and for the fiscal year then ended or as of and for each such calendar month and the portion of the fiscal year then ended, as the case may be, together with the notes, if any, relating thereto, which financial statements shall be prepared on a basis consistent with the principles used in the preparation of the Financial Statements and shall be certified in writing to Purchaser as true and correct in all respects by the Chief Financial Officer of such Company.

3.4 Employee Matters. Except as may be required by Law, each Company will refrain, and will cause each of its Subsidiaries to refrain, from directly or indirectly entering into, amending, modifying or terminating (partially or completely), any Contract that is, or had it been in existence on the date of this Agreement would have been required to be, disclosed in Schedule 5.7(a). The Companies will, and will cause their Subsidiaries to administer each Employee Benefit Plan, or cause the same to be so administered, in all material respects in accordance with the applicable provisions of the Code, ERISA and all other applicable Laws. The Selling Parties will promptly notify Purchaser in writing of each receipt by any Selling Party or any Subsidiary thereof (and furnish Purchaser with copies) of any notice of investigation or administrative proceeding by the IRS, Department of Labor, PBGC or other Person involving any Employee Benefit Plan.

3.5 Affiliate Transactions. Prior to the Closing, no Company nor any Subsidiary thereof will enter into any Contract or amend or modify any existing Contract, and will not engage in any transaction outside the ordinary course of business consistent with past practice or not on an arm’s-length basis, with Owner or any Affiliate.

3.6 Regulatory and Other Approvals. Owner and the Companies will, and will cause any Subsidiaries thereof, to, (a) take all steps necessary or desirable, and proceed diligently and in good faith and use their best efforts, as promptly as practicable, to (i) obtain all consents, approvals or actions of, to make all filings with and to give all notices to Governmental Authorities or any other Person required of Owner and the Companies, or any Subsidiary thereof to consummate the transactions contemplated hereby and by the Transaction Documents, and (ii) maintain all Contracts and Permits in full force and effect upon and after the consummation of the transactions contemplated hereby and by the Transaction Documents, (b) provide such other information and communications to such Governmental Authorities or other Persons as Purchaser or such Governmental Authorities or other Persons may reasonably request, and (c) cooperate with Purchaser as promptly as practicable in obtaining all consents, approvals or actions of, making all filings with and giving all notices to Governmental Authorities or other Persons required of Purchaser to consummate the transactions contemplated hereby and by the Transaction Documents. The Selling Parties will provide prompt notification to Purchaser when any such consent, approval, action, filing or notice referred to in clause (a) above is obtained, taken, made or given, as applicable, and will advise Purchaser of any communications (and, unless precluded by Law, provide copies of any such communications that are in writing) with any Governmental Authority or other Person regarding any of the transactions contemplated by this Agreement or any of the Transaction Documents.

3.7 Confidential Information. From the date of this Agreement until the earlier of the termination of this Agreement or the Closing, except as required by applicable law or by legal or regulatory process, each of Owner and the Companies will, and will cause their Subsidiaries to, keep secret and retain in strictest confidence, and shall not use for the benefit of the Selling Parties or others, or disclose to others, all confidential matters relating to the Companies or the Business except in the ordinary course of business.

3.8 Access to Information. From and after the Closing Date, the Selling Parties will give, or cause to be given, to the Purchaser and its representatives, during normal business hours, such reasonable access to the personnel, properties, titles, contracts, books, records, files and documents in the possession or control of any of the Selling Parties, and at the expense of the Purchaser, copies of the foregoing, as is necessary to allow Purchaser to administer and perform its obligations under any Acquired Assets.

3.9 Tax Cooperation and Other Tax Matters.

(a) Purchaser and the Selling Parties agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to each Company and its Subsidiaries (including access to books and records) as is reasonably necessary for the filing of all Tax Returns, the making of any election related to Taxes, the preparation for any audit by any taxing authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax Return. Purchaser and the Selling Parties shall retain all of their respective books and records with respect to Taxes pertaining to each Company and its Subsidiaries for a period of at least six years following the Closing Date. Purchaser and the Selling Parties shall cooperate with each other in the conduct of any audit or other proceeding related to Taxes involving any Company and its Subsidiaries for any tax period (or portion thereof) ending on or before the close of business on the Closing Date.

(b) The Purchase Price, the Assumed Liabilities and all other amounts properly treated as consideration for U.S. federal income tax purposes, shall be allocated among the Acquired Assets as provided in Schedule 3.9(b) (which allocation shall be consistent with Section 1060 of the Code). Within thirty (30) days after the final determination of the Purchase Price pursuant to Section 2.6, the parties shall jointly update Schedule 3.9(b) consistent with the methodology used in preparing Schedule 3.9(b) to take account of any adjustment to the Purchase Price pursuant to Section 2.6 (Schedule 3.9(b) as so adjusted, the “Allocation Schedule”). The parties agree that (i) none of the parties shall take a position on any Tax Return (including IRS Form 8594) or before any Governmental Authority that is inconsistent with the Allocation Schedule without the written consent of the other party or unless specifically required pursuant to a legally-binding determination by an applicable Governmental Authority, (ii) they shall cooperate with each other in connection with the preparation, execution and timely filing of all Tax Returns related to the Allocation Schedule.

(c) In the case of Taxes (other than income Taxes ) with respect to the Business or Acquired Assets that are attributable to taxable periods beginning on or before, and ending after, the Closing Date (“Straddle Periods”), if any, the amount of such Taxes for the pre closing period to be borne and paid by the Selling Parties, on the one hand, and the amount of Taxes for the post-closing period to be borne and paid by the Purchaser, on the other hand, shall be determined such that (i) the Selling Parties bear and pays an amount of such Taxes equal to the total amount of such Taxes multiplied by a fraction the numerator of which is the number of days in such Straddle Period up to and including the Closing Date and the denominator of which is the total number of days in such Straddle Period and (ii) the Purchaser bears and pays an amount of such Taxes equal to the total amount of such Taxes multiplied by a fraction the numerator of which is the total number of days in such Straddle Period following the Closing Date and the denominator of which is the total number of days in such Straddle Period.

(d) Any Transfer Taxes and any conveyance fees, recording charges and other fees and charges assessed upon or with respect to the transfer of the Acquired Assets to Purchaser shall be split evenly between the Selling Parties, on the one hand, and the Purchaser, on the other. The Selling Parties shall pay all Transfer Taxes to the applicable Governmental Authority when due, and shall file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes and other Taxes and fees, and if required by applicable Law, Purchaser shall, and shall cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

3.10 Notice and Cure. Owner and the Companies will notify Purchaser promptly in writing of, and contemporaneously will provide Purchaser with true and complete copies of any and all information or documents relating to, and will use all commercially reasonable efforts to cure before the Closing, any event, transaction or circumstance occurring after the date of this Agreement that causes or will cause any covenant or agreement of Owner or the Companies under this Agreement to be breached or that renders or will render untrue any representation or warranty of Owner or the Companies contained in this Agreement as if the same were made on or as of the date of such event, transaction or circumstance. Owner and the Companies also will notify Purchaser promptly in writing of, and will use all commercially reasonable efforts to cure, before the Closing, any violation or breach of any representation, warranty, covenant or agreement made by Owner or the Companies in this Agreement, whether occurring or arising before, on or after the date of this Agreement. No notice given pursuant to this Section shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein or shall in any way limit the Purchaser’s right to seek indemnity under Article 9.

3.11 Closing Statements.

(a) Diamond Statement. Not less than 2 Business Days prior to the Closing Date, Purchaser shall deliver to Owner a schedule setting forth the IPO Valuation, determined in accordance with Annex A, or the Sale Valuation, as applicable, and the Diamond Multiple.

(b) Post Statement. Not less than 2 Business Days prior to the Closing Date, Owner shall deliver to Purchaser a schedule setting forth the Post Factor, determined in accordance with Annex C, and the Post Multiple.

3.12 Disclosure Schedules. The Disclosure Schedules delivered by the Selling Parties on the date of this Agreement shall be considered final and made part of this Agreement unless further updated in connection with this Section 3.12. The Selling Parties will use their best efforts to update and complete the Disclosure Schedules to this Agreement within five (5) days of the date of this Agreement. Any such updates to the Disclosure Schedules provided by the Selling Parties after the date of this Agreement are subject to the review and approval of Purchaser, which approval shall not be unreasonably withheld.

ARTICLE 4

OTHER AGREEMENTS AND COVENANTS OF PURCHASER

Purchaser covenants and agrees with the Selling Parties that, at all times from and after the date hereof until the Closing, Purchaser will comply with all covenants and provisions of this Article 4, except to the extent the Selling Parties may otherwise consent in writing.

4.1 Regulatory and Other Approvals. Purchaser will (a) take all commercially reasonable steps necessary or desirable, and proceed diligently and in good faith and use all commercially reasonable efforts, as promptly as practicable to obtain all consents, approvals or actions of, to make all filings with and to give all notices to Governmental Authorities or any other Person required of Purchaser to consummate the transactions contemplated hereby and by the Transaction Documents, (b) provide such other information and communications to such Governmental Authorities or other Persons as Owner or such Governmental Authorities or other Persons may reasonably request and (c) cooperate with Owner, each Company and their respective Subsidiaries as promptly as practicable in obtaining all consents, approvals or actions of, making all filings with and giving all notices to Governmental Authorities or other Persons required of Owner, the Companies or any Subsidiary to consummate the transactions contemplated hereby and by the Transaction Documents. Purchaser will provide prompt notification to Owner when any such consent, approval, action, filing or notice referred to in clause (a) above is obtained, taken, made or given, as applicable, and will advise Owner of any communications (and, unless precluded by Law, provide copies of any such communications that are in writing) with any Governmental Authority or other Person regarding any of the transactions contemplated by this Agreement or any of the Transaction Documents. Purchaser shall provide Owner with weekly updates regarding the progress of the IPO, which updates shall be in writing (including electronic mail), and shall include information regarding feasibility, estimated timing, and calculation of the Diamond Multiple.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF THE SELLING PARTIES

The Selling Parties, jointly and severally, represent and warrant, except as set forth on the Disclosure Schedules, which exceptions shall be deemed to modify the representations and warranties made hereunder so long as the disclosure furnished in any particular schedule can reasonably be interpreted as having application to a specific representation or warranty contained herein, to Purchaser as follows:

5.1 Authorization.

(a) Each Company is duly organized, validly existing and in good standing under the laws of the state of its organization, and has full power, right and authority to enter into and perform its respective obligations under this Agreement and each of the Transaction Documents to which it is a party. The execution, delivery and performance by each Company of this Agreement and each of the Transaction Documents to which such Company is a party have been duly and properly authorized by all requisite action (or will be at or prior to Closing) in accordance with applicable Law and with the organizational documents of such Company. Each Person executing this Agreement and each of the Transaction Documents to be executed and delivered by or on behalf of such Company, has the power and authority to execute and deliver this Agreement and each of such Transaction Documents, to consummate the transactions contemplated hereby and thereby and to cause such Company to perform its obligations hereunder and thereunder.

(b) This Agreement has been duly executed and delivered by each Selling Party and constitutes the legal, valid and binding obligations of each Selling Party, enforceable against each Selling Party in accordance with its terms. Each of the Transaction Documents to be executed and delivered by or on behalf of any Selling Party will be duly executed and delivered by such Selling Party, and when so executed and delivered, the legal, valid and binding obligation of such Selling Party enforceable against such Selling Party in accordance with its terms.

5.2 No Conflicts. Except as set forth on Schedule 5.2, neither the execution and delivery of this Agreement and the Transaction Documents by the Selling Parties nor the performance by the Selling Parties of the transactions contemplated hereby or thereby will:

(a) violate or conflict with or result in a breach of any of the terms, conditions or provisions of the organizational documents of any Company or any Subsidiary thereof;

(b) violate or conflict with or result in a material breach of any applicable Law or conflict with or result in the material breach of any of the terms, conditions or provisions thereof;

(c) constitute (with or without notice or lapse of time or both) a default under or otherwise violate any material Permit, Contract, mortgage, note, bond, license or other instrument to which any Company or any Subsidiary thereof is a party or by which any material properties or assets of any of the foregoing are bound;

(d) constitute an event which would permit any party to terminate, or accelerate the maturity of any Indebtedness or other obligation under, any material Contract, mortgage, note, bond, license or other instrument to which any Company or any Subsidiary thereof is a party or by which the properties or assets of any such company are bound;

(e) result in the creation or imposition of any Lien upon the Acquired Assets; or

(f) require any Permit, authorization, consent, approval, exemption or other action by or notice to any Person, court or administrative or governmental body pursuant to any Laws, except to the extent that such failure would not prevent Closing or, individually or in the aggregate, have a material adverse effect on the Companies, taken as a whole.

5.3 Organization. Each Company and each Subsidiary thereof is duly organized, validly existing and in good standing under the laws of the State of its formation or incorporation, as the case may be. Each Company and each Subsidiary thereof has full power and authority to carry on the Business as conducted by it and to own or hold under lease the properties and assets it now owns or holds under lease. Each of the Companies and each

Subsidiary thereof is duly qualified to do business and is in good standing as a foreign corporation or company (as applicable) in all jurisdictions where the nature of the property owned or leased by it, or the nature of its business, makes such qualification necessary and where the absence of such qualification would have a material adverse effect on the business, financial condition or operations of such company, which jurisdictions are listed opposite such company’s name on Schedule 5.3. The Companies have no Subsidiaries other than those set forth on Schedule 5.3. Other than as set forth on Schedule 5.3, each Company owns beneficially and of record 100% of the outstanding capital stock of each Subsidiary thereof set forth thereon, free and clear of all Liens. Except as set forth on Schedule 5.3, there are no agreements, arrangements, options, warrants, calls, rights or commitments of any character relating to the sale, purchase, redemption or other transfer of any capital stock of any of the Companies’ Subsidiaries. The name of each director and officer of each Company and each Subsidiary thereof is set forth opposite the position held by same, on Schedule 5.3.

5.4 Financial Statements. Schedule 5.4 contains the following financial statements of each Company (collectively, the “Financial Statements”):

(a) The audited consolidated balance sheet of each Company as of December 31, 2012 (the “Latest Balance Sheet Date”), and the related audited consolidated statements of income, shareholders’ or members’ equity and cashflows for the year then ended, together with a true and correct copy of the report on such audited information by BDO USA, LLP and all letters from such accountants with respect to the results of such audits;

(b) The audited consolidated balance sheet of each Company as of December 31, 2011, and the related audited consolidated statements of income, shareholders’ or members’ equity and cashflows for the year then ended together with a true and correct copy of the report on such audited information by BDO USA, LLP and all letters from such accountants with respect to the results of such audits;

(c) The unaudited consolidated balance sheet of each Company as of March 31, 2013 (the “Interim Balance Sheet”), and the unaudited related consolidated statements of income, shareholders’ or members’ equity and cashflows for the portion of such Company’s fiscal year then ended (collectively, the “Interim Financial Statements”).

The Financial Statements are complete and correct in all material respects, are consistent in all material respects with the Books and Records, and, other than as set forth on Schedule 5.4, fairly present in all material respects the financial condition, assets and liabilities of each Company, taken as a whole, as of their respective dates and the results of operations and cash flows for the periods related thereto in accordance with GAAP, except that the Interim Financial Statements lack the footnote disclosure and are subject to normal year end adjustments otherwise required by GAAP, which to the Selling Parties’ knowledge will not be material individually or in the aggregate. Other than as set forth on Schedule 5.4, since the date of the most recent Interim Financial Statement there has been no material change in any Company’s reserve on accrual amounts or policies. Other than as set forth on Schedule 5.4, each Company and each of their respective Subsidiaries maintains a system of internal accounting controls that, together with the external accounting services described on Schedule 5.4, is sufficient to provide reasonable assurance that (i) transactions are executed in all material respects in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity in all material respects with generally accepted accounting principles and to maintain asset and liability accountability, (iii) access to assets or incurrence of liability is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets and liabilities is compared with the existing assets and liabilities at reasonable intervals and appropriate action is taken with respect to any differences.

5.5 Absence of Undisclosed Liabilities. Except as set forth on Schedule 5.5, no Company nor any Subsidiary thereof has any Liabilities, other than those reflected and accrued for or reserved against in, the Financial Statements or incurred in the ordinary course of business consistent with past practice since the Latest Balance Sheet Date, that individually or in the aggregate, are or could reasonably be expected to be, material to the business, financial condition or operations of such Company or Subsidiary, taken as a whole.

5.6 Tangible Personal Property. A Company or a Subsidiary thereof is in possession of and has good title to, or valid leasehold interests in or valid rights under Contract to use, all tangible personal property currently used for the conduct of the Business by each Company and the Subsidiaries thereof as presently conducted. All such tangible personal property is free and clear of all Liens, other than Permitted Liens. Other than as set forth on Schedule 5.6(a), no Person other than a Company and its Subsidiaries owns or has any right to the use or possession of such tangible personal property other than lessors and licensors of such tangible personal property constituting leasehold interests or licenses.

5.7 Contracts. Schedule 5.7(a) is a correct and complete list of each material Contract of a Company or any Subsidiary thereof, including, but not limited to, all Contracts that require a Company or any Subsidiary thereof to pay, or entitle a Company or any Subsidiary thereof to receive, in the aggregate, $100,000 or more during any twelve (12) month period, all Contracts that restrict in any material respect any business activity anywhere in the world, and all material Contracts that are not terminable by a Company or any Subsidiary thereof upon not more than thirty (30) days’ prior notice without penalty. Correct and complete copies of the Contracts listed on Schedule 5.7(a) have previously been furnished to the Purchaser. Excluding purchase orders or sales of inventory in the ordinary course of business on customary terms valued at less than $100,000 in the aggregate and terminable without penalty upon notice of thirty (30) days or less, all material terms and provisions of each oral Contract of a Company or any Subsidiary thereof are described on Schedule 5.7(a). Except as set forth on Schedule 5.7(b), no Company nor any Subsidiary thereof is in material default, nor has any event occurred which with the giving of notice or the passage of time or both would constitute a default by a Company or any Subsidiary thereof, under any Contract and, to the knowledge of the Selling Parties, no event has occurred which with the giving of notice or the passage of time or both would constitute a material default by any other party to any such Contract. Each of the Contracts of each Company and its Subsidiaries is in full force and effect, is valid and enforceable against the Companies or their Subsidiaries, as applicable, and, to the knowledge of the Selling Parties, is not subject to any claims, charges, set-offs or defenses.

5.8 Real Property. None of the Companies nor any Subsidiaries thereof owns any real property, has an option to purchase any real property, or has an obligation to purchase any real property. Schedule 5.8 lists all real property used or held for use by a Company or any Subsidiary thereof which is leased by a Company or any Subsidiary thereof from third parties (the “Leased Real Property”), and indicates the owners of the Leased Real Property. The Leased Real Property constitutes the only real property used, occupied or held for use by a Company or any Subsidiary thereof in connection with the Business. Except for Contracts with respect to the lease of Leased Real Property (the “Real Property Leases”), there are no leases, subleases, licenses, concessions or other agreements, written or oral, granting any party or parties the right of use or occupancy of any portion of any parcel of the Leased Real Property. To the Selling Parties’ knowledge, there is no pending or threatened condemnation or other governmental taking of any Leased Real Property or any part thereof. To the Selling Parties’ knowledge, the Leased Real Property is in compliance with all material zoning requirements.

5.9 Litigation. Except as set forth in Schedule 5.9, there is no material suit, action, proceeding, investigation, arbitration, mediation, claim or order pending or, to the knowledge of the Selling Parties, threatened against any Company or any Subsidiary thereof (or pending or, to the knowledge of the Selling Parties, threatened against any of the current or former officers, directors or employees of any Company or any Subsidiary thereof with respect to their service as an officer, director or employee of any Company or any Subsidiary thereof) before any court, or before any governmental department, commission, board, agency, or instrumentality. Except as set forth in Schedule 5.9, no Company nor any Subsidiary thereof (a) is subject to any judgment, order or decree of any court or governmental agency; or (b) is engaged in any legal action to recover monies due it or for damages sustained by it. Schedule 5.9 also sets forth a complete and correct list and description of all material resolved claims, suits, actions, proceedings and investigations made, filed or otherwise initiated in connection with any Company or the Leased Real Property which have been resolved since December 31, 2009 and the resolution thereof.

5.10 Compliance with Applicable Laws. Except as set forth on Schedule 5.10, no Company nor any Subsidiary thereof is, nor to the Selling Parties’ knowledge are any of the Resorts, the business operations in respect of any of the Resorts, or any Timeshare Owners’ Association, in material violation, and since December 31, 2009, no Company nor any Subsidiary thereof has been, nor to the Selling Parties’ knowledge have any of the Resorts, the business operations in respect of any of the Resorts, or any Timeshare Owners’ Association, been in material violation, of any Timeshare Laws applicable to it, or any laws, ordinances, governmental rules or regulations of any state in which a Resort is located, any political subdivision of said states or any other jurisdiction to which the Companies or the Resorts, or the business operations conducted in respect of the Resorts, or the Timeshare Owners’ Associations, are subject.

5.11 Intellectual Property. Schedule 5.11 contains a complete and correct list of all patents, patent applications, patent disclosures, registered trademarks, registered service marks, tradenames and corporate names, domain names and websites, registered copyrights, and registrations, applications and renewals for any of the foregoing, and software (other than “off-the-shelf” commercial software), which comprise a portion of the Intellectual Property and are material to the business operations of the Companies and their Subsidiaries, including all registration numbers and dates and jurisdictions of registrations, if applicable, all licenses and other rights granted from or to any third party with respect to any Intellectual Property, and all such licenses and other rights granted by any third party to a Company or any Subsidiary thereof. Except as set forth on Schedule 5.11: (a) each Company owns and possesses all right, title and interest in and to, or has a valid license to use, all of the material intellectual property and proprietary rights and information necessary for the operation of the Business as presently conducted by such Company and its Subsidiaries, and none of such Intellectual Property has been abandoned; (b) no written claim by any third party contesting the validity, enforceability, use or ownership of any Intellectual Property has been made, is currently outstanding or, to the knowledge of the Selling Parties, is threatened; (c) no Company nor any Subsidiary thereof, nor any registered agent of any of the foregoing has received any written notices of an allegation of any infringement or misappropriation by, or conflict with, any third party with respect to any Intellectual Property, nor has any such Person received any written claims of infringement or misappropriation of or other conflict with any intellectual property of any third party; (d) no Company nor any Subsidiary thereof has infringed, misappropriated or otherwise violated any intellectual property of any third parties, nor do the Selling Parties have knowledge of any infringement, misappropriation or conflict which will occur as a result of the transactions contemplated hereby; (e) to the knowledge of the Selling Parties, no other Person is infringing, misappropriating or otherwise violating, or has infringed, misappropriated or otherwise violated, the Intellectual Property; and (f) no Company nor any Subsidiary thereof has granted any exclusive right with respect to any Intellectual Property. All Intellectual Property owned by a Company or any Subsidiary thereof was created by employees of such Company or such Subsidiary within the scope of their employment, or by independent contractors who have assigned all of their rights in such Intellectual Property to such Company or such Subsidiary pursuant to written agreements set forth on Schedule 5.11.

5.12 Conduct of Business. Except as set forth on Schedule 5.12, since the date of the Latest Balance Sheet Date, each Company has been conducted only in the ordinary course of business consistent with past custom and practice and there has been no material adverse change in the Business or the financial condition, assets, operations, operating results, employees or customer relations of any Company or any Subsidiary thereof, taken as a whole. Without limiting the generality of the foregoing and except as set forth on Schedule 5.12, since the Latest Balance Sheet Date, no Company nor any Subsidiary thereof has:

(a) sold, assigned or transferred any material asset, except for the sale of inventory, finished goods, raw materials, work in progress, packaging, supplies, parts and other inventories in the ordinary course of business, or mortgaged, pledged or subjected any of material asset to any Lien (other than Permitted Liens), charge or other restriction;

(b) sold, assigned, transferred, abandoned or permitted to lapse any material licenses or Permits, any material Intellectual Property or other material intangible assets, or disclosed any material proprietary confidential information to any person, granted any license or sublicense of any rights under or with respect to any material Intellectual Property;

(c) made any loans or advances to, or guarantees for the benefit of, or entered into any transaction with any employee, officer, director, shareholder, agent or Affiliates;

(d) suffered any extraordinary actual loss, damage, destruction or casualty loss to the Business or waived any rights of material value, whether or not covered by insurance and whether or not in the ordinary course of business;

(e) changed any pricing, investment, financial reporting, inventory, credit, allowance, Tax or accounting policy or practice, any method of calculating any bad debt, contingency or other reserve for accounting, financial reporting or tax purposes, or its fiscal year;

(f) declared, set aside or paid any dividend or distribution of cash, equity securities or other property to any equityholder or purchased, redeemed or otherwise acquired any of its equity securities, made any other payments to any equityholder or issued any equity securities or granted any other equity (or phantom equity or similar interest) interest or option or right to acquire any capital stock or other equity (or phantom equity or similar) interest;

(g) entered into any other material transaction including but not limited to any merger, acquisition, joint venture, partnership or incurrence of any Indebtedness (other than trade payables incurred and leases entered into in the ordinary course of business consistent with past practice), or formed any other new arrangement for the operation of the Business, other than in the ordinary course of business consistent with past practice;

(h) acquired the assets (other than acquisitions of inventory in the ordinary course of business in a manner and amount consistent with past practice) or business of any third party;

(i) made any capital expenditures that are, in the aggregate, in excess of any Company’s or any of its Subsidiaries’ capital expenditure forecast as in effect on the date hereof, a true and correct copy of which has been delivered to Purchaser;

(j) incurred any Indebtedness other than Indebtedness incurred in the ordinary course of business under a Contract set forth in Schedule 5.7(a);

(k) entered into any closing agreement or similar arrangement with respect to Taxes or any settlement of any material audit, examination or other claim for Taxes;

(l) filed any Tax Return in a manner inconsistent with past practice, amended any Tax Return, made any Tax elections or filed any claim for a material Tax refund; or

(m) committed to do any of the foregoing.

5.13 Absence of Questionable Payments. To the Selling Parties’ knowledge, no Company nor any Subsidiary thereof has, directly or indirectly: (a) knowingly or recklessly used or committed to use any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made or committed to make any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds in violation of any applicable provincial, foreign, federal or state law; (b) knowingly or recklessly accepted or received any unlawful contributions, payments, expenditures or gifts; or (c) knowingly established or maintained any fund or asset that has not been recorded in the Books and Records.

5.14 Insurance. Schedule 5.14 is a correct and complete list and description, including policy numbers, carriers, risks insured, amounts of coverage, deductibles and expiration dates, of all insurance policies (with respect to liability, property, workers’ compensation, directors’ and officers’ liability or otherwise) of each Company or any Subsidiary thereof, or of any Person (other than a Company or any Subsidiary thereof) for the benefit of a Company or any Subsidiary thereof, correct and complete copies of which policies have previously been delivered to Purchaser. Such policies are valid, binding and in full force and effect, and no Company nor any Subsidiary thereof is in default thereunder. No Company nor any Subsidiary thereof has received any written notice of cancellation or intent to cancel such insurance policies. The Selling Parties have provided Purchaser with complete and correct descriptions of all claims made under any policies of insurance, whether or not currently in effect, since December 31, 2009.

5.15 Permits. Each Company and its Subsidiaries hold all material Permits and approvals of Governmental Authorities necessary or desirable for its current conduct, ownership, use, occupancy or operation of its assets and the Business, all of which (along with the owner, the function and the expiration and renewal date of each) are listed on Schedule 5.15(a), and complete and correct copies of which have previously been furnished to Purchaser. Schedule 5.15(b) contains a complete list and description of all material approvals, certifications and similar documents held by each Company or any Subsidiary thereof or applicable to its assets, the Business from non-governmental entities which are required by any industry in which each Company or any Subsidiary thereof operates. Except as set forth on Schedule 5.15(c), each Company and any Subsidiary thereof is and since December 31, 2009 has been in compliance with all Permits and approvals set forth on Schedules 5.15(a) and (b), all of which are valid, binding and in full force and effect, and no Company nor any Subsidiary thereof has received any written notice to the contrary.

5.16 Employee Benefit Plans.

(a) Schedule 5.16(a) sets forth a complete list of (i) all “employee pension benefit plans” as defined in Section 3(2) of ERISA which each Company or any Subsidiary thereof or any predecessor that operated the Business of each Company or any Subsidiary thereof has maintained, made contributions to, or with respect to which had any other liability (contingent or otherwise), and (ii) all Employee Benefit Plans other than “employee pension benefit plans” as defined in Section 3(2) of ERISA which each Company or any Subsidiary thereof or any predecessor that operated the Business of each Company has maintained, made contributions to, or with respect to which had any other liability (contingent or otherwise) at any time since December 31, 2009. Except for the Employee Benefit Plans of the Companies described on Schedule 5.16(a), no Company has any liability or potential liability for any Employee Benefit Plan maintained or contributed to by a current or former Company Plan Affiliate.

(b) Other than as set forth on Schedule 5.16(b), each Employee Benefit Plan of each Company and any Subsidiary thereof (A) has been in material compliance and currently complies in all material respects in form and in operation in all respects with all applicable requirements under ERISA, the Code or any other applicable Law, and in accordance with its terms; and (B) has been and is operated and funded in such a manner as to qualify, where appropriate, for both Federal and state purposes, for income tax exclusions to its participants, tax-exempt income for its funding vehicle, and the allowance of deductions and credits with respect to contributions thereto. No under-funded defined benefit plan has been transferred out of the controlled group of companies (within the meaning of Section 414(b) and (c) of the Code) of which any Company is, or was since December 31, 2009, a member.

(c) Other than as set forth on Schedule 5.16(c), there are no actions, suits, investigations or claims pending or, to the knowledge of the Selling Parties, threatened with respect to any Employee Benefit Plan of any Company or any of its Subsidiaries, or the assets thereof (other than routine claims for benefits).

(d) No Person has: (A) entered into any non-exempt “prohibited transaction,” as defined in ERISA and the Code, with respect to an Employee Benefit Plan of any Company or any Subsidiary thereof; (B) breached a fiduciary obligation; or (C) otherwise has any liability for any failure to act or comply in connection with the administration or investment of the assets of any such plan.

(e) With respect to all periods prior to the Closing, the requirements of COBRA and the Health Insurance Portability and Accountability Act of 1996, as amended (HIPAA) have been satisfied with respect to each Employee Benefit Plan of each Company or any Subsidiary thereof.

(f) None of any Company nor any Subsidiary thereof is a party to, nor do any of them otherwise have any, or any potential for, any withdrawal liability under Section 4201 of ERISA with respect to any multiemployer plans.

5.17 Affiliate Transactions. Except as set forth in Schedule 5.17, Owner does not have any direct or indirect interest (other than an equity interest of less than one percent (1%) of a publicly held company) in any competitor, supplier or customer of any Company or any Subsidiary thereof, or in any Person from whom or to whom any Company or any Subsidiary thereof has leased any real or personal property or in any other Person with whom any Company or any Subsidiary thereof has any material business relationship.

5.18 Health, Safety and Environment. Each Company and each Subsidiary thereof is and has been in material compliance with all Environmental and Safety Requirements applicable to their respective assets and the Business. No facts, events or conditions exist with respect to the Business, the assets or any facilities or real property formerly owned or leased by a Company or any Subsidiary thereof which could reasonably be expected to materially interfere with or prevent continued material compliance by the Purchaser with Environmental and Safety Requirements, or give rise to any material Liability or otherwise form the basis of any material claim, action, suit, proceeding, hearing, or investigation related to violations of or obligations under Environmental and Safety Requirements.

5.19 Employees; Salaries; Personnel Agreements, Plans and Arrangements.

(a) Schedule 5.19(a) contains a true, complete and correct list as of the date hereof setting forth (i) the names, hire dates, current compensation rates and job titles of all individuals presently employed by each Company or any Subsidiary thereof on a salaried basis, (ii) the names, hire dates, current compensation rates and job titles of all individuals presently employed by each Company or any Subsidiary thereof on an hourly or piecework basis, (iii) the names and total annual compensation for all independent contractors who render services on a regular basis to each Company or any Subsidiary thereof whose current annual compensation is in excess of $75,000, and (iv) all other Persons whose employment or independent contractor relationship with any Company or any Subsidiary thereof has been terminated since December 31, 2009. Except as set forth in Schedule 5.19(a), no person listed thereon has received any bonus or increase in compensation since December 31, 2012 and there has been no “general increase” in the compensation or rate of compensation payable to any employees of any Company or any Subsidiary thereof since December 31, 2012, nor since that date has there been any promise to the employees listed on Schedule 5.19(a) orally or in writing of any bonus or increase in compensation, whether or not legally binding, except for increases in the ordinary course of business consistent with the past compensation practices of any Company, and obligations incurred under existing Employee Benefit Plans or existing collective bargaining agreements of any Company.

(b) Except as listed in Schedule 5.19(b), no Company nor any Subsidiary thereof is a party to or obligated with respect to any (a) outstanding material contracts regarding compensation or benefits with current or former employees, agents, consultants, advisers, salesmen, sales representatives, distributors, sales agents, independent contractors, or dealers, or (b) collective bargaining agreements or contracts with any labor union or other representative of employees or any employee benefits provided for by any such agreement. Each Company and any Subsidiary thereof has complied in all respects with all applicable Laws relating to the employment of labor, including provisions thereof relating to immigration status, wages, hours, equal opportunity, collective bargaining and the payment of social security and other taxes relating to each Company or any Subsidiary thereof.

5.20 Taxes. Except as set forth on Schedule 5.20 or reserved for on the Financial Statements, all Taxes due and payable by each Company or any Subsidiary thereof, including with respect to the Acquired Assets and the Business (whether or not shown as due and owing on any Tax Return), have been paid in full. The liability for Taxes of each Company and its Subsidiaries reflected in the Financial Statements and Interim Financial Statements is sufficient in all respects to provide for all interest, penalties, assessments or deficiencies which were due and unpaid and the appropriate accrual for other unpaid Taxes not yet due as of the date of such Financial Statements and Interim Financial Statements, respectively. All Tax Returns that are required to have been filed by each Company or any Subsidiary thereof have been filed and such returns are complete and correct in all material respects. Any deficiencies proposed as a result of any governmental audits have been paid or settled, and there are no present disputes as to Taxes payable by any Company or any Subsidiary thereof. There are no unexpired waivers of any statute of limitations with respect to any Taxes by any Company or any Subsidiary thereof, and no Company nor any Subsidiary thereof is a party to any action or proceedings by any Governmental Authority for the collection or assessment of Taxes from such Company or any Subsidiary. Each Company and any Subsidiary thereof has timely withheld and paid all Taxes required to be paid or owing with respect to any payment to any officer, shareholder, director, current or former employee, independent contractor or third party. No Company nor any Subsidiary thereof is a party to or bound by any agreement, the principal purpose of which is the sharing or payment by any Company or any Subsidiary thereof of Taxes of another Person. There are no Liens for Taxes on any assets of any Company or any Subsidiary thereof including on the Acquired Assets, other than Permitted Liens. No Company has engaged in any reportable transaction within the meaning of Sections 6111 and 6707A(c) of the Code. Each Company is treated as an S corporation for federal and state income Tax purposes.

5.21 Bank Accounts. Schedule 5.21 is a complete and correct list of each bank or financial institution in which any Company or any Subsidiary thereof has an account, safe deposit box or lockbox, or maintains a banking, custodial, trading or similar relationship, the number of each such account or box, and the names of all persons authorized to draw thereon or to having signatory power or access thereto.

5.22 Brokers’ or Finders’ Fees. No agent, broker, investment banker, Person or firm acting on behalf of any of the Selling Parties, or under the authority thereof, is or will be entitled to any brokers’ or finders’ fee or any other commission or similar fee directly or indirectly from any of the parties hereto in connection with any of the transactions contemplated hereby.

5.23 Corporate Names; Business Locations. Since December 31, 2009, (a) except as set forth on Schedule 5.23, no Company nor any Subsidiary thereof has been known as or used any fictitious or trade names, and (b) no Company nor any Subsidiary thereof has had an office or place of business other than as set forth on Schedule 5.23. No Company nor any Subsidiary thereof has been the surviving corporation of a merger or consolidation other than as set forth on Schedule 5.23.

5.24 Accounts Receivable and Accounts Payable. Except as otherwise reflected in the Letter Agreement:

(a) All accounts receivable of each Company and any Subsidiary thereof reflected on the balance sheet included in the Interim Financial Statements, and all accounts receivable arising subsequent to the date thereof, represent sales actually made or services actually performed in the ordinary course of business or bona fide claims against the respective debtors as to which full performance has been rendered. The Companies’ respective reserves for returns, allowances, chargebacks and bad debts are commercially reasonable and have been determined in accordance with GAAP. Except to the extent reserved against any accounts receivable or as reflected by prepayments or unused credits, no counterclaims or offsetting claims with respect to such accounts receivable are pending or, to the knowledge of the Selling Parties, threatened. Schedule 5.24 sets forth a description of any security arrangements and collateral securing the repayment or other satisfaction of accounts receivable of each Company and its Subsidiaries. All steps necessary to render all such security arrangements legal, valid, binding and enforceable, and to give and maintain for any Company or a Subsidiary thereof, as the case may be, a perfected security interest in the related collateral, have been taken.

(b) The accounts payable of each Company and any Subsidiary thereof which constitute Assumed Liabilities, including those reflected on the balance sheet included in the Interim Financial Statements, and all accounts payable arising subsequent to the date thereof, arose or will arise from bona fide transactions in the ordinary course of business.

5.25 Unclaimed Property. Each Company and its Subsidiaries are, and have at all times been, in compliance in all material respects with all applicable Laws pertaining to abandoned or unclaimed property and/or escheatment, and have filed all required unclaimed property reports with all applicable Governmental Authorities.

5.26 Disclosure. None of the representations and warranties of the Selling Parties set forth in this Agreement, in any of the certificates, schedules, lists, documents, exhibits or other instruments delivered, or to be delivered, to the Purchaser as contemplated by any provision hereof (including, without limitation, the Transaction Documents), contains any untrue statement of material fact or omits to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to the Selling Parties:

6.1 Authorization.

(a) Purchaser has full power, right, authority, and ability to enter into and perform its obligations under this Agreement and each of the Transaction Documents to which it is a party. The execution, deliver and performance by Purchaser of this Agreement and each of the Transaction Documents to which Purchaser is a party have been duly and properly authorized by all requisite action in accordance with applicable law and with the organizational documents of Purchaser. Each Person executing this Agreement and each of the Transaction Documents to be executed and delivered by or on behalf of Purchaser has the power and authority to execute and deliver this Agreement and each of such Transaction Documents, to consummate the transactions contemplated hereby and thereby and to cause such Purchaser to perform its obligations hereunder and thereunder.

(b) This Agreement has been duly executed and delivered by Purchaser and constitutes the legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with its terms. Each of the Transaction Documents to be executed and delivered by or on behalf of Purchaser will be duly executed and delivered by Purchaser, and when so executed and delivered, the legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms.

6.2 No Conflicts. Except as set forth on Schedule 6.2, neither the execution and delivery of this Agreement and the Transaction Documents by Purchaser nor the performance by Purchaser of the transactions contemplated hereby or thereby will:

(a) violate or conflict with or result in a breach of any of the terms, conditions or provisions of the organizational documents of Purchaser;

(b) violate or conflict with or result in a breach of any Law or conflict with or result in the breach of any of the terms, conditions or provisions thereof; or

(c) require any Permit, authorization, consent, approval, exemption or other action by or notice to any Person, court or administrative or governmental body pursuant to any Laws.

6.3 Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Purchaser has full power and authority to carry on the business as conducted by it and to own or hold under lease the properties and assets it now owns or holds under lease. Purchaser is duly qualified to do business and is in good standing as a foreign corporation in all jurisdictions where the absence of such qualification would reasonably be expected to have a material adverse effect on the validity or enforceability of this Agreement or the Transaction Documents.

ARTICLE 7

CONDITIONS PRECEDENT TO THE CLOSING; TERMINATION

7.1 Conditions Precedent to Obligations of the Purchaser. The obligation of the Purchaser under this Agreement to consummate the transactions contemplated hereby will be subject to the satisfaction, at or prior to the Closing, of all of the following conditions, any one or more of which may be waived in whole or in part in writing in the sole discretion of the Purchaser:

(a) Diamond Change in Control. All conditions precedent to a Diamond Change in Control shall have been fulfilled or waived. In the event of a Sale of Diamond, such conditions precedent shall be as set forth in the definitive documents for such transaction. In the event of an IPO, the conditions precedent shall be the filing of the Registration Statement and the first sale by the Purchaser of equity securities pursuant to the Registration Statement.

(b) No Breach of Covenants; True and Correct Representations and Warranties. There shall have been no material breach by any Company or any Subsidiary thereof in the performance of any of the obligations herein to be performed thereby in whole or in part prior to the Closing. The Purchaser shall not have discovered any inaccuracy in the representations and warranties of the Selling Parties contained in this Agreement that would reasonably be expected to have a material adverse effect on the Companies or their Subsidiaries.

(c) Delivery of Documents. Purchaser shall have received all documents and other items to be delivered thereby under Section 8.2 of this Agreement.

(d) No Legal Obstruction; Regulatory Consent. No suit, action or proceeding by any third party or Governmental Authority with respect to the transactions contemplated hereby shall be pending or threatened in writing and no order shall have been entered in any such suit, action or proceeding that would have the effect of (i) making any of the transactions contemplated by this Agreement or the Transaction Documents illegal, (ii) otherwise preventing the consummation of such transactions or (iii) imposing limitations on such transactions and/or the ability of any party hereto to perform its obligations hereunder or operate the Business, any Company or any Subsidiary thereof after the Closing. All consents, approvals and actions of, filings with and notices to any Governmental Authority necessary to permit Purchaser and the Selling Parties to perform their obligations under this Agreement and the Transaction Documents and to consummate the transactions contemplated hereby and thereby shall have been duly obtained, made or given, in form and substance reasonably satisfactory to Purchaser, and all terminations or expirations of waiting periods imposed by any Governmental Authority necessary for the consummation of the transactions contemplated by this Agreement and the Transaction Documents shall have occurred.

(e) Contracts and Permits. The Selling Parties shall have delivered to Purchaser all consents (in form and substance acceptable to Purchaser) to the consummation of the transactions contemplated under this Agreement and the Transaction Documents as are required under any Contract or Permit to which any Company or any Subsidiary thereof is a party, or by which any of their respective assets or the Real Property is bound, without any impairment or diminution.

(f) Termination of Post Agreements. Purchaser shall have received a duly executed Termination and Mutual Release Agreement with respect to those agreements with Owner and certain of Owner’s Affiliates set forth on Schedule 7.1(f); provided that, without otherwise limiting the contents of the Termination and Mutual Release Agreement, such agreement shall include a provision that the Oversight Agreement listed on Schedule 7.1(f) shall survive only with respect to the Asset Recovery Agreement.

(g) Payoff Letters and Lien Releases. Purchaser shall have received payoff letters issued by all Persons who, as of the Closing Date, have a security interest in the Acquired Assets, and evidence reasonably satisfactory to Purchaser of the release of all Liens on such assets.

(h) Tolling and Direction Agreement. RSG shall have entered into the Tolling and Direction Agreement with the Purchaser.

7.2 Conditions Precedent to Obligations of the Selling Parties. The obligations of the Selling Parties under this Agreement to consummate the transactions contemplated hereby will be subject to the satisfaction, at or prior to the Closing, of all the following conditions, any one or more of which may be waived in whole or in part in writing in the sole discretion of the Selling Parties:

(a) Diamond Change in Control. All conditions precedent to a Diamond Change in Control shall have been fulfilled or waived.

(b) No Breach of Covenants; True and Correct Representations and Warranties. There shall have been no breach by Purchaser in the performance of any of the obligations herein to be performed thereby in whole or in part prior to the Closing under this Agreement, including, but not limited to, the payment of money, and the representations and warranties of Purchaser contained in this Agreement shall be true and correct in all respects as of the Closing, except for representations or warranties that are made by their terms as of a specified date, which shall be true and correct in all respects as of the specified date.

(c) Delivery of Documents. The Selling Parties shall have received all documents and other items to be delivered thereby under Section 8.3 of this Agreement.

(d) No Legal Obstruction; Regulatory Consent. No suit, action or proceeding by any third party or Governmental Authority with respect to the transactions contemplated hereby shall be pending or threatened in writing and no order shall have been entered in any such suit, action or proceeding that would have the effect of (i) making any of the transactions contemplated by this Agreement or the Transaction Documents illegal, (ii) otherwise preventing the consummation of such transactions or (iii) imposing limitations on such transactions and/or the ability of any party hereto to perform its obligations hereunder or operate the Business, any Company or any Subsidiary thereof after the Closing. All consents, approvals and actions of, filings with and notices to any Governmental Authority necessary to permit Purchaser and the Selling Parties to perform their obligations under this Agreement and the Transaction Documents and to consummate the transactions contemplated hereby and thereby shall have been duly obtained, made or given, and all terminations or expirations of waiting periods imposed by any Governmental Authority necessary for the consummation of the transactions contemplated by this Agreement and the Transaction Documents shall have occurred.

7.3 Termination.

(a) Termination of Agreement. This Agreement may be terminated and abandoned at any time prior to the consummation of the Closing under the following described circumstances:

(i) upon the unanimous written consent of Purchaser and the Selling Parties;

(ii) by Purchaser, if the conditions set forth in Section 7.1 hereof shall not be fully satisfied (unless such failure to satisfy results primarily from Purchaser itself breaching any representation, warranty or covenant contained in this Agreement) or waived by Purchaser, or if the Closing shall not have occurred, on or before the earlier of December 31, 2013, or the six (6) month anniversary of the filing of the Registration Statement (unless due to a default by Purchaser hereunder); or

(iii) by the Selling Parties, if the conditions set forth in Section 7.2 hereof shall not be fully satisfied (unless such failure to satisfy results primarily from any of the Selling Parties themselves breaching any representation, warranty or covenant contained in this Agreement) or waived by the Selling Parties, or if the Closing shall not have occurred, on or before earlier of December 31, 3013, or the six (6) month anniversary of the filing of the Registration Statement (unless due to a default by the Selling Parties hereunder).

(b) Effect of Termination. If any party terminates this Agreement pursuant to this Section 7.3, this Agreement shall become null and void, and all rights and obligations of the parties hereunder shall terminate without any liability of any party to any other party, except for a breach of this Agreement.

ARTICLE 8

CLOSING

8.1 Time and Place. The transactions contemplated by this Agreement shall be consummated (the “Closing”) at 10:00 a.m. local time the third (3rd) Business Day following satisfaction or waiver of all conditions set forth in Article 7 or at such other time or date as the parties hereto may mutually agree in writing, but in any event no later than the consummation of a Diamond Change in Control (the “Closing Date”), at the offices of Katten Muchin Rosenman at 525 West Monroe Street, Suite 1900, Chicago, Illinois 60661.

8.2 Deliveries of the Selling Parties. At the Closing, the Selling Parties will deliver or cause to be delivered to Purchaser simultaneously with delivery of the items referred to in Section 7.2 above:

(a) Organizational Documents. Certificates of Formation of each Company and any Subsidiary thereof, certified by the Secretary of State of the state of its formation as of the date not more than five (5) Business Days prior to the Closing Date, and the by-laws of each Company and any Subsidiary thereof, certified by the secretary of each Company or such Subsidiary, as applicable, as in effect at the Closing;

(b) Certificates of Good Standing. Certificates of Good Standing, dated not more than five (5) Business Days prior to the Closing Date, with respect to each Company and any Subsidiary thereof, issued by the Secretary of State of the state of its formation and by the Secretary of State of each jurisdiction in which each Company or such Subsidiary is qualified to do business as a foreign corporation;

(c) Resolutions. A copy of the resolutions of the member of each Company and any Subsidiary thereof, certified by the secretary thereof as having been duly and validly adopted and in full force and effect, authorizing the execution and delivery of this Agreement and the Transaction Documents to which such entity is a party and the performance of the transactions contemplated hereby and thereby;

(d) Closing Certificate. A certificate, dated as of the Closing Date, duly executed by an authorized officer of the Selling Parties, certifying in such detail as Purchaser may reasonably require the fulfillment of the conditions set forth in Section 7.1(b);

(e) Opinion of Counsel. An opinion of counsel for the Selling Parties, dated as of the Closing Date, in form and substance reasonably acceptable to counsel for Purchaser, provided that such opinion should be limited to good standing, authorization, execution, and delivery of this Agreement and the Transaction Documents;

(f) Bill of Sale, Assignment and Assumption. The Bill of Sale, Assignment and Assumption, duly executed by the Selling Parties;

(g) Escrow Agreement. The Escrow Agreement, duly executed by the Selling Parties;

(h) Tax Certifications. (i) Certifications substantially in the form provided for in U.S. Treasury Regulations section 1.1445-2(b)(2) from each Company, and (ii) an executed original of IRS Form W-9 certifying such Company is not subject to U.S. federal backup withholding tax; and

(i) Timeshare Owner’s Associations Board Resignations. A duly executed resignation of Owner and any other Affiliate of the Selling Parties, as applicable, from the governing board of each of the Timeshare Owners’ Associations listed on Schedule 1.1(c);

(j) Tolling and Direction Agreement. The Tolling and Direction Agreement, duly executed by the Selling Parties;

(k) Termination and Mutual Release Agreement. The Termination and Mutual Release Agreement, duly executed by the Selling Parties; and

(l) Other Documents. Such other documents and instruments as Purchaser reasonably shall deem necessary to consummate the transactions contemplated hereby.

All documents delivered to Purchaser shall be in form and substance reasonably satisfactory to Katten Muchin Rosenman LLP, counsel for Purchaser.

8.3 Deliveries of Purchaser. At the Closing, Purchaser will deliver to the Selling Parties:

(a) Certificate of Incorporation. The Certificate of Formation of Purchaser, certified by the Secretary of State of the State of Delaware as of not more than five (5) Business Days prior to the Closing Date;

(b) Closing Certificate. A certificate, dated as of the Closing Date, duly executed by Purchaser, certifying in such detail as the Selling Parties may reasonably require the fulfillment of the conditions set forth in Section 7.2(a);

(c) Bill of Sale, Assignment and Assumption. The Bill of Sale, Assignment and Assumption, duly executed by Purchaser;

(d) Escrow Agreement. The Escrow Agreement, duly executed by Purchaser;

(e) Tolling and Direction Agreement. The Tolling and Direction Agreement, duly executed by Purchaser;

(f) Termination and Mutual Release Agreement. The Termination and Mutual Release Agreement, duly executed by Purchaser; and

(g) Other Documents. Such other documents and instruments as the Selling Parties reasonably shall deem necessary to consummate the transactions contemplated hereby.

All documents delivered to the Selling Parties shall be in form and substance reasonably satisfactory to Greenberg, Whitcombe & Takeuchi, LLP, counsel for the Selling Parties.

ARTICLE 9

INDEMNIFICATION

9.1 Indemnification by the Selling Parties. The Selling Parties, on behalf of themselves and their respective heirs, successors and assigns, hereby agree, jointly and severally, to indemnify each of Purchaser, its Subsidiaries and the Affiliates of the foregoing, and their respective directors, stockholders, officers, partners, employees, agents, lenders, representatives, successors and assigns (the “Purchaser Indemnified Parties”) and save and hold each of them harmless from and against and pay on behalf of or reimburse the Purchaser Indemnified Parties as and when incurred for any and all liabilities, demands, claims, actions, causes of action, assessments, losses, costs, damages, deficiencies, fines or expenses (whether or not arising out of third party claims), including, without limitation, interest, penalties, attorneys’ fees and all amounts paid in investigation, defense or settlement of any of the foregoing (collectively, “Losses”), which any Purchaser Indemnified Party may suffer, sustain or become subject to, in connection with, incident to, resulting from or arising out of or in any way relating to or by virtue of, directly or indirectly:

(a) any misrepresentation or breach of, or omission from, any representation or warranty under Article 5 of this Agreement, or any misrepresentation or breach of, or omission from, any of the representations, warranties, statements, Schedules and Exhibits, certificates or other instruments or documents furnished to Purchaser by the Selling Parties made in or pursuant to this Agreement;

(b) any nonfulfillment or breach of any covenant or agreement on the part of the Selling Parties under this Agreement or other instruments or documents, including, without limitation, the Transaction Documents, furnished to Purchaser by the Selling Parties;

(c) any claim for payment of fees and/or expenses as a broker or finder in connection with the origin, negotiation, execution or consummation of this Agreement based upon any alleged agreement between the claimant and Owner, any Company or any Subsidiary thereof, or any Affiliate of any of the foregoing;

(d) any Excluded Liability; or

(e) the litigation matters set forth on Schedule 5.9.

The rights of any Purchaser Indemnified Parties to indemnification under Sections 9.1(c), (d), and (e) shall apply notwithstanding that the matter in question may be disclosed in a Schedule to this Agreement or in any Transaction Document or may be otherwise known by Purchaser or any of its Affiliates, or may be the subject of, excluded from or beyond the scope of any representation or warranty of the Selling Parties in this Agreement.

9.2 Indemnification by Purchaser. Purchaser, on behalf of itself and its respective successors and assigns, hereby agree to indemnify the Selling Parties and their respective Affiliates, shareholders, directors, officers, partners employees, agents, representatives, successors and permitted assigns (the “Seller Indemnified Parties”) and save and hold each of them harmless from and against and pay on behalf of or reimburse the Seller Indemnified Parties as and when incurred for any and all Losses which any Seller Indemnified Party may suffer, sustain or become subject to, in connection with, incident to, resulting from or arising out of or in any way relating to or by virtue of:

(a) any misrepresentation or breach of warranty on the part of Purchaser under Article 6 of this Agreement, or any misrepresentation or breach of, or omission from, any of the representations, warranties, statements, Schedules and Exhibits, certificates or other instruments or documents furnished to the Selling Parties by Purchaser made in or pursuant to this Agreement;

(b) any nonfulfillment or breach of any covenant or agreement on the part of Purchaser under this Agreement or other instruments or documents, including, without limitation, the Transaction Documents, furnished to the Selling Parties by Purchaser;

(c) any claim for payment of fees and/or expenses as a broker or finder in connection with the origin, negotiation, execution or consummation of this Agreement based upon any alleged agreement between the claimant and Purchaser or any Affiliate thereof;

(d) any Liability incurred or otherwise arising with respect to the Acquired Assets out of any set of facts or circumstances first occurring after the Closing;

(e) any Liability incurred or otherwise arising with respect to any of the actions taken by Purchaser or its Affiliates on or after May 21, 2012 that are listed on Schedule 9.2(e); or

(f) any Assumed Liability.

9.3 Indemnification Procedure for Third Party Claims. In the event that, subsequent to the Closing, any person or entity entitled to indemnification under this Agreement (an “Indemnified Party”) receives notice of the assertion of any claim or of the commencement of any action or proceeding by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement (including, but not limited to any Governmental Authority) (a “Third Party Claim”) against such Indemnified Party, against which a party to this Agreement is required to provide indemnification under this Agreement (an “Indemnifying Party”), the Indemnified Party shall give written notice together with a statement of any available information (other than privileged information) regarding such claim to the Indemnifying Party within thirty (30) Business Days after learning of such claim. The Indemnifying Party shall have the right, upon written notice to the Indemnified Party (the “Defense Notice”) within fifteen days (15) after receipt from the Indemnified Party of notice of such claim, which notice by the Indemnifying Party shall specify the counsel it will appoint to defend such claim (“Defense Counsel”), to conduct at its expense the defense against such claim in its own name, or if necessary in the name of the Indemnified Party; provided, however, that the Indemnified Party shall have the right to approve the Defense Counsel, which approval shall not be unreasonably withheld or delayed.

(a) In the event that the Indemnifying Party shall fail to give the Defense Notice within said 15-day period, it shall be deemed to have elected not to conduct the defense of the subject claim, and in such event the Indemnified Party shall have the right to conduct the defense in good faith and to compromise and settle the claim in good faith without prior consent of the Indemnifying Party and the Indemnifying Party will be liable for all reasonable costs, expenses, settlement amounts or other Losses paid or incurred in connection therewith.

(b) In the event that the Indemnifying Party does deliver a Defense Notice and thereby elects to conduct the defense of the subject claim, the Indemnifying Party shall be entitled to have the control over said defense settlement of the subject claim and the Indemnified Party will cooperate with and make available to the Indemnifying Party such assistance and materials as it may reasonably request, all at the expense of the Indemnifying Party, and the Indemnified Party shall have the right at its expense to participate in the defense assisted by counsel of its own choosing. In such an event, the Indemnifying Party will not settle the subject claim without the prior written consent of the Indemnified Party, which consent will not be unreasonably withheld. Notwithstanding the generality of the foregoing, the Indemnifying Party’s delivery of a Defense Notice shall constitute an acceptance of the obligation to indemnify the Indemnified Party with respect to all Losses, if any, resulting from the subject claim.

(c) Without the prior written consent of the Indemnified Party which may be withheld for any reason or no reason, the Indemnifying Party will not enter into any settlement of any Third Party Claim or cease to defend against such claim, if pursuant to or as a result of such settlement or cessation, (i) injunctive relief or specific performance would be imposed against the Indemnified Party, or (ii) such settlement or cessation would lead to liability or create any financial or other obligation on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder.

(d) Notwithstanding Section 9.3(b), the Indemnifying Party shall not be entitled to control, but may participate in, and the Indemnified Party shall be entitled to have sole control over, the defense or settlement of any claim (i) that seeks a temporary restraining order, a preliminary or permanent injunction or specific performance against the Indemnified Party, (ii) that involves criminal allegations against the Indemnified Party, (iii) that if unsuccessful, would set a precedent that would materially interfere with, or have a material adverse effect on, the business or financial condition of the Indemnified Party, or (iv) that imposes liability on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder. In such an event, the Indemnifying Party will still have all of its obligations hereunder provided that the Indemnified Party will not settle the subject claim without the prior written consent of the Indemnifying Party, which consent will not be unreasonably withheld.

(e) Any final judgment entered or settlement agreed upon in the manner provided herein shall be binding upon the Indemnifying Party, and shall conclusively be deemed to be an obligation with respect to which the Indemnified Party is entitled to prompt indemnification hereunder.

(f) A failure by an Indemnified Party to give timely, complete or accurate notice as provided in this Section 9.3 will not affect the rights or obligations of any party hereunder except and only to the extent that, as a result of such failure, any party entitled to receive such notice was deprived of its right to recover any payment under its applicable insurance coverage or was otherwise directly and materially damaged as a result of such failure to give timely notice.

9.4 Indemnification Procedures for Non-Third Party Claims. In the event an Indemnified Party should have a claim against an Indemnifying Party hereunder which does not involve a Third Party Claim (a “Direct Claim”), the Indemnified Party shall transmit to the Indemnifying Party a written notice (the “Direct Indemnification Notice”) describing in reasonable detail the nature of the Direct Claim, an estimate of the amount of damages attributable to such Direct Claim and the basis of the Indemnified Party’s request for indemnification under this Agreement. If the Indemnifying Party does not notify (the “Direct Indemnification Defense Notice”) the Indemnified Party in writing within fifteen (15) days from its receipt of the Direct Indemnification Notice that the Indemnifying Party disputes such Direct Claim, the Direct Claim specified by the Indemnified Party in the Direct Indemnification Notice shall be deemed a liability of the Indemnifying Party hereunder. If the Indemnifying Party has timely disputed such Direct Claim, as provided above, such dispute shall be resolved by litigation as provided in Sections 10.9 and 10.10 hereof.

9.5 Certain Limitations on Remedies.

(a) All representations and warranties of the parties hereto contained in or arising out of this Agreement or otherwise in connection herewith shall survive the Closing hereunder and shall continue in full force and effect thereafter until the later of (x) May 31, 2014 and (y) thirtieth (30th) day following the finalization of the audit of the financial statements of Purchaser for the fiscal year ending December 31, 2013, except the warranties and representations contained in (i) Sections 5.1, 5.2, 5.3, 5.5 and 5.6 shall survive indefinitely, (ii) Section 5.18 shall survive until the seventh anniversary of the Closing Date, (iii) Sections 5.16, 5.20 and 5.25 shall survive until sixty (60) days after the expiration of all applicable statutes of limitations (including any amendments extending said statutes) and (iv) any claim based on intentional breach or misrepresentation shall survive indefinitely. Unless a specified period is set forth in this Agreement or in a Transaction Document (in which event such specified period will control), all agreements and covenants contained in this Agreement and in any Transaction Documents will survive the Closing and remain in effect indefinitely. Notwithstanding anything herein to the contrary, indemnification for any claim for which written notice as provided in this Article 9 has been timely given prior to the expiration of the representation and warranty upon which such claim is based as provided herein shall not expire, and such claim for indemnification may be pursued, until the final resolution of such claim in accordance with the provisions of this Article 9.

(b) Notwithstanding anything to the contrary set forth in this Agreement (but subject to the terms of this Section 9.5(b)), the Selling Parties shall not be liable to the Purchaser Indemnified Parties under Section 9.1(a) other than as a result of any misrepresentation or breach of, or omission from, any representation or warranty contained in Sections 5.1, 5.2, 5.3, 5.5, 5.6, 5.16, 5.17, 5.18, 5.20 and 5.25 unless and until the Losses incurred by all Purchaser Indemnified Parties, in the aggregate, as a result thereof exceed, in the aggregate, $300,000 (the “Basket Amount”); provided, however, that in the event that such Losses exceed the Basket Amount, the Selling Parties shall fully indemnify the applicable Purchaser Indemnified Party for all Losses incurred by such Purchaser Indemnified Party subject to indemnification obligations of the Selling Parties pursuant to Section 9.1(a), including the $300,000 applied to the Basket Amount. Notwithstanding the foregoing, the Basket Amount shall not apply to Losses in connection with the following items: (i) any intentional breach by the Selling Parties of any representation or warranty, or (ii) indemnification under Sections 9.1(c), (d), and (e), or relating to the representations in Sections 5.1, 5.2, 5.3, 5.5, 5.6, 5.16, 5.17, 5.18, 5.20 and 5.25.

(c) Notwithstanding anything to the contrary set forth in this Agreement (but subject to the terms of this Section 9.5(c)), the Selling Parties shall not be liable to the Purchaser Indemnified Parties under Section 9.1(a) other than as a result of any misrepresentation or breach of, or omission from, any representation or warranty contained in Sections 5.1, 5.2, 5.3, 5.5, 5.6, 5.16, 5.17, 5.18, 5.20 and 5.25, to the extent the amount of Losses paid to the Purchaser Indemnified Parties, in the aggregate, pursuant to Section 9.1(a) (other than as a result of any misrepresentation or breach of, or omission from, any representation or warranty contained in Sections 5.1, 5.2, 5.3, 5.5, 5.6, 5.16, 5.17, 5.18, 5.20 and 5.25), exceeds an amount equal to 10% of the Purchase Price in the aggregate (the “Cap Amount”). Notwithstanding the foregoing, the Cap

Amount shall not apply to Losses in connection with the following items, and such Losses shall not be counted towards the Cap Amount: (i) any intentional breach by the Selling Parties of any representations or warranties, or (ii) indemnification under Sections 9.1(c), (d),and (e), or relating to the representations in Sections 5.1, 5.2, 5.3, 5.5, 5.6, 5.16, 5.17, 5.18, 5.20 and 5.25.

(d) Notwithstanding anything to the contrary set forth in this Agreement, the Selling Parties shall not be liable to the Purchaser Indemnified Parties under Section 9.1(a) unless and until the aggregate amount of Losses incurred by the Buyer Indemnified Parties with respect to a particular fact, event or occurrence and all other facts, events or occurrences arising from the same or similar circumstances or facts exceeds $60,000 (the “Threshold Amount”), and only claims in excess of the Threshold Amount shall be counted in determining whether the Basket Amount has been reached.

9.6 Right of Set Off. In addition to, and not in limitation of, Purchaser’s rights to indemnity as set forth in Section 9.6 hereof, Purchaser shall have the right to set off against any and all monies to be paid or delivered to the Selling Parties, from and after the Closing, any and all amounts for which the Selling Parties are required to indemnify a Purchaser Indemnified Party pursuant to Section 9.1 above.

9.7 Materiality Qualifiers. For purposes of determining (i) whether a breach of a representation or warranty exists for purposes of Sections 9.1(a) or 9.2(a) and (ii) the amount of Losses arising from such a breach for which the Purchaser Indemnified Parties or Seller Indemnified Parties are entitled to indemnification under Sections 9.1(a) or 9.2(a), all qualifications contained in the representations and warranties of the Purchaser or the Selling Parties contained in this Agreement that are based on materiality (including, without limitation, all usages of “material”, “material adverse effect” or similar qualifiers) will be disregarded.

9.8 Investigation. An indemnified party’s right to indemnification, payment of Losses or other remedies based on any representation, warranty, covenant or obligation of another party contained in or made pursuant to this Agreement or any Transaction Document shall not be affected by any investigation conducted by such indemnifying party or any of its representatives or any knowledge acquired (or capable of being acquired) by any such indemnified party or its representatives, in each case, at any time, whether before or after the execution and delivery of this Agreement or the Closing, or such indemnified party’s participation in the Closing.

9.9 Insurance; Tax Benefits.

(a) If any Losses sustained by an Indemnified Party are covered by an insurance policy of any Indemnified Party, the Indemnified Party shall use commercially reasonable efforts to seek recovery under such insurance policy with respect to such Losses. If the Indemnified Party receives such insurance proceeds prior to being indemnified with respect to such Losses under this Article 9, the payment under this Article 9 with respect to such Losses shall be reduced by the net amount of such insurance proceeds, less the present value of all premium increases resulting therefrom, all attorney’s fees and other out-of-pocket fees, costs and expenses incurred in connection with collecting such proceeds and any deductible payment, reimbursement obligation or retrospective payments incurred by the Indemnified Party (such net amounts, a “Net Recovery”). In the event that a Net Recovery is actually received by an Indemnified Party subsequent to receipt by such Indemnified Party of any indemnification payment hereunder in respect of the claims to which such Net Recovery relates, appropriate refunds in the amount of such Net Recovery (or if less, in the amount of applicable indemnification payments previously made) shall be made promptly. Notwithstanding the foregoing, (a) the Indemnifying Party may not delay payment of, or reduce the amount of, any payment in respect of any Losses in expectation of any such insurance proceeds, and (b) no obligation of a Indemnified Party under this Section 9.8 shall limit, delay or otherwise affect the rights of such Indemnified Party to recover from the Indemnifying Party pursuant to this Article 9.

(b) The amount of any Losses payable under this Article 9 by an Indemnifying Party shall be net of any Tax Benefits that an Indemnified Party actually realizes, whenever realized, arising from the incurrence or payment of any such Losses, net of any Tax costs related to such Losses, including Tax costs on account of payments received from the Indemnifying Party related to such Losses. If the Indemnified Party realizes any Tax Benefits subsequent to an indemnification payment by the Indemnifying Party, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made or expense incurred by such Indemnifying Party in connection with providing such indemnification payment up to the amount received or realized by the Indemnified Party, net of all attorney’s fees and other out-of-pocket fees, costs and expenses incurred by such Indemnified Party in collecting such amount.

9.10 No Implied Representations. The Purchaser and the Selling Parties acknowledge that, except as expressly provided in Articles 5 and 6 of this Agreement, neither party hereto has made or is making, and the other party is not relying upon, any representations or warranties whatsoever, implied or otherwise.

ARTICLE 10

MISCELLANEOUS

10.1 Selling Parties’ Representative. Each of the Companies, by the execution and delivery of this Agreement, hereby consents and agrees to the appointment, effective as of the Closing Date, of Owner as the Selling Parties’ representative for purposes of this Agreement. Each Company hereby constitutes and appoints Owner as attorney-in-fact for such Company with full power of substitution and authority to execute any amendment or waiver of this Agreement and any other document or instrument necessary or advisable in order to carry out the provisions of this Agreement, to give and receive notices and communications, to dispute any claim any Purchaser Indemnified Party with respect to indemnification hereunder, to agree to, negotiate, enter into settlements and compromises of, and to comply with orders of courts with respect to any dispute or loss, and to take all actions necessary or appropriate in the judgment of Owner for the accomplishment of the foregoing. All decisions of Owner may be relied upon by the Purchaser and any third person, and shall be binding and conclusive upon each Company.

10.2 Notices, Consents, etc. Any notices, consents or other communications required or permitted to be sent or given hereunder by any of the parties shall in every case be in writing and shall be deemed properly served if (a) delivered personally, (b) sent by registered or certified mail, in all such cases with first class postage prepaid, return receipt requested, (c) delivered by a recognized overnight courier service, or (d) sent by facsimile transmission or electronic mail to the parties at the addresses as set forth below or at such other addresses as may be furnished in writing.

(a)	If to the Selling Parties to:

[Name of Company], Attention: Mark Post

10100 W. Charleston Blvd, Suite 120

Las Vegas, NV 89135

with a copy to (which copy shall not constitute notice hereunder):

Greenberg, Whitcombe & Takeuchi, LLP

21515 Hawthorne Blvd. Suite 450

Torrance, CA 90503

Attention: John D. Whitcombe

Facsimile: (310) 540-6609

(b)	If to Purchaser, three (3) copies to:

DPM Acquisition, LLC

10600 W. Charleston Blvd.

Las Vegas, Nevada 89135

Attention: Howard S. Lanznar, Executive Vice President & Chief

Administrative Officer

Alan Bentley, Chief Financial Officer

Legal Department

Facsimile: (702) 765-8615

with two (2) copies to (which copies shall not constitute notice hereunder):

Katten Muchin Rosenman LLP

525 West Monroe Street

Suite 1900

Chicago, Illinois 60661

Attention: Brooks T. Giles

Peter A. Siddiqui

Facsimile: (312) 902-1061

Date of service of such notice shall be (w) the date such notice is personally delivered, (x) three (3) Business Days after the date of mailing if sent by certified or registered mail, (y) one (1) Business Day after date of delivery to the overnight courier if sent by overnight courier or (z) the next succeeding Business Day after transmission by facsimile (provided a confirmation of delivery is emitted by such machine upon transmission).

10.3 No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person other than any Person entitled to indemnity under Article 9.

10.4 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

10.5 Amendment and Waiver. This Agreement may be amended, or any provision of this Agreement may be waived, provided that any such amendment or waiver will be binding on Purchaser only if such amendment or waiver is set forth in a writing executed by Purchaser, and provided that any such amendment or waiver will be binding upon the Selling Parties only if such amendment or waiver is set forth in a writing executed by Owner. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a continuing waiver or as a waiver of any other breach.

10.6 Further Assurances. Each party will execute all documents and take such other actions as any other party may reasonably request in order to consummate the transactions provided for herein and to accomplish the purposes of this Agreement.

10.7 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, including counterparts bearing a facsimile signature copy, each of which shall be deemed an original but all of which together shall constitute one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other. The parties hereto intend that a facsimile signature copy on this Agreement shall have the same force and effect as an original signature.

10.8 Expenses. Except as otherwise provided in Section 2.6 and Article 9, each of the parties hereto shall pay all costs and expenses incurred or to be incurred by it in connection with the preparation, negotiation, execution and delivery of this Agreement and the Transaction Documents and the consummation of the transactions contemplated thereby. In addition, the Selling Parties, jointly and severally, agree to pay all expenses or costs incurred by each Company and its Subsidiaries in connection with the transactions contemplated hereby.

10.9 Governing Law; Venue. This Agreement shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Agreement shall be governed by, the internal laws of the State of Delaware, without giving effect to provisions thereof regarding conflict of laws. The parties hereto hereby submit to the exclusive jurisdiction of any federal or state court located within the County of New York, State of New York over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby, and further agree that venue for all such matters shall lie exclusively in those courts. The parties hereto hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have, including, but not limited to, any claim of forum non conveniens, to venue in the courts located in the County of New York, State of New York. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

10.10 Waiver of Jury Trial. Each of the parties hereto hereby irrevocably waives any and all right to trial by jury of any claim or cause of action in any legal proceeding arising out of or related to this Agreement or the transactions or events contemplated hereby or any course of conduct, course of dealing, statements (whether verbal or written) or actions of any party hereto. The parties hereto each agree that any and all such claims and causes of action shall be tried by the court without a jury. Each of the parties hereto further waives any right to seek to consolidate any such legal proceeding in which a jury trial has been waived with any other legal proceeding in which a jury trial cannot or has not been waived.

10.11 Specific Performance. The parties hereto acknowledge that irreparable damage would result if this Agreement and the Transaction Documents were not specifically enforced, and they therefore consent that the rights and obligations of the parties hereto under this Agreement or the Transaction Documents may be enforced by a decree of specific performance issued by a court of competent jurisdiction. Such remedy shall, however, not be exclusive and shall be in addition to any other remedies which any party may have under this Agreement, the Transaction Documents or otherwise.

10.12 Recovery of Attorney’s Fees. In the event of any litigation between the parties hereto relating to this Agreement or the Transaction Documents, the prevailing party shall be entitled to recover its attorney’s fees and costs (including court costs) from the non-prevailing party; provided, that if both parties prevail in part, the attorney’s fees and costs shall be awarded by the court in such manner as it deems equitable to reflect the relative amounts and merits of the parties’ claims.

10.13 Headings. The subject headings of Articles and Sections of this Agreement are included for purposes of convenience only and shall not affect the construction or interpretation of any of its provisions.

10.14 Assignment; Joinder. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but will not be assignable or delegable by any party hereto without the prior written consent of the other parties hereto; provided, however, that nothing in this Agreement shall or is intended to limit the ability of the Purchaser to assign its rights or delegate its responsibilities, liabilities and obligations under this Agreement, in whole or in part, without the consent of the Selling Parties to (i) any Affiliate of Purchaser, or (ii) any lenders to any of Purchaser, any Company or any Subsidiary thereof as security for borrowings, at any time whether prior to or following the Closing Date. In the event of a Sale of Diamond, immediately upon the identification of the Selling Person, the Selling Person shall execute a joinder in form and substance reasonably acceptable to the parties hereto pursuant to which the Selling Person shall make the same or substantially similar representations and warranties to the Selling Parties, and undertake the same obligations, as those made and undertaken by the Purchaser.

10.15 Entire Agreement. This Agreement, the Preamble and all the Schedules and Exhibits attached to this Agreement (all of which shall be deemed incorporated in the Agreement and made a part hereof), and the Transaction Documents set forth the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements, written or oral, of the parties hereto, and shall not be modified or affected by any offer, proposal, statement or representation, oral or written, made by or for any party in connection with the negotiation of the terms hereof, and may be modified only by instruments signed by all of the parties hereto.

10.16 Interpretative Matters. Unless the context otherwise requires, (a) all references to Articles, Sections, Schedules or Exhibits are to Articles, Sections, Schedules or Exhibits contained in or attached to this Agreement, (b) each accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with GAAP, (c) words in the singular or plural include the singular and plural and pronouns stated in either the masculine, the feminine or neuter gender shall include the masculine, feminine and neuter and (d) the use of the word “including” in this Agreement shall be by way of example rather than limitation.

10.17 No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any party hereto.

10.18 Publicity. The parties agree that they shall not issue any announcement or press release relating, directly or indirectly, to the transactions contemplated hereby unless such announcement or release is mutually agreed to by each of the parties hereto. Notwithstanding the foregoing, each party may release such information that is required of them pursuant to any Law; provided that such releasing party (prior to such release) immediately inform the other parties hereto regarding the requirement and content of such release.

10.19 Waiver of Bulk Sales Laws. The parties hereto hereby waive compliance in connection with the transactions contemplated by this Agreement or the Transaction Documents with the provisions of Article 6 of the Uniform Commercial Code as adopted in states where any of the Acquired Assets are located, and any other applicable bulk sales laws, in effect as of the date of the Closing, to the extent that such transactions are not otherwise exempt; provided, however, that the Selling Parties shall jointly and severally, fully indemnify, reimburse and hold harmless Purchaser against all liability, damages or expenses which Purchaser may suffer due to the Selling Parties’ failure to so comply.

10.20 Knowledge. Where any representation or warranty of the Selling Parties contained in this Agreement is expressly qualified by reference “to the knowledge of the Selling Parties,” “to the Selling Parties’ knowledge” or words of similar import, it refers to the actual knowledge of any of the Selling Parties as to the existence or absence of facts or circumstances that are the subject of such representations and warranties after consultation with and due inquiry of all stockholders, equityholders, directors, officers, employees or agents of each Company who could reasonably be expected to have knowledge or information with respect to the matter in question, and to the existence or absence of such acts or circumstances of which a reasonably prudent person would be aware after due inquiry.

10.21 Guaranty. The Owner irrevocably guarantees the obligations of the Selling Parties with respect to Taxes, including without limitation any obligation to pay any amounts owed to the Purchaser Indemnitees under Article 9 hereof with respect to Taxes, pursuant to the provisions of, and subject to the conditions contained in, this Agreement. This is a guarantee of payment, not merely of collection, and the Owner acknowledges and agrees that this guarantee is full and unconditional, and no release or extinguishments of the Selling Parties’ Liabilities, whether by decree in any bankruptcy proceeding or otherwise, will affect the continuing validity and enforceability of this guarantee. This guarantee is irrevocable. The Owner hereby waives, for the benefit of the Purchaser, (i) any right to require the Purchaser as a condition of payment of the Owner to proceed against the Selling Parties or pursue any other remedies whatsoever and (ii) to the fullest extent permitted by Law, any defenses or benefits that may be derived from or afforded by Law that limit the liability of or exonerate guarantors or sureties, except to the extent that any such defense is available to the Selling Parties. The Owner understands that the Purchaser is relying on this guarantee in entering into this Agreement. The Owner hereby represents and warrants that (x) he has all necessary power and authority to enter into this guarantee and to carry out his obligations under this guarantee and (y) this guarantee has been duly executed and delivered by the Owner, and this guarantee constitutes a legal, valid and binding obligation of the Owner enforceable against the Owner in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar Laws affecting creditors’ rights generally.

[end of document;

signature page follows]

IN WITNESS WHEREOF, the parties have executed this Asset Purchase Agreement as of the date first above written.

DPM ACQUISITION, LLC

By:	/s/ David F. Palmer
Name:	David F. Palmer
Title:	President

RESORT SERVICES GROUP, LLC

By:	/s/ Mark D. Post
Name:	Mark D. Post
Title:	President/CEO

MONARCH OWNER SERVICES, LLC

By:	/s/ Mark D. Post
Name:	Mark D. Post
Title:	President/CEO

MONARCH GRAND VACATIONS MANAGEMENT, LLC

By:	/s/ Mark D. Post
Name:	Mark D. Post
Title:	President/CEO

Mark Post
/s/ Mark D. Post